UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Conexant Systems, Inc.

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December 10, 2010

Dear Stockholder:

We look forward to your attendance via the Internet at the 2011 Annual Meeting of Stockholders (“Annual Meeting”). We will hold the meeting at 8:30 a.m. Pacific Time on Thursday, January 20, 2011.

One of the steps we have taken this year to reduce operating expenses is to hold a virtual Annual Meeting via the Internet rather than at a Company or rented facility. We are offering a live webcast of the Annual Meeting for our stockholders at https://virtualshareholdermeeting.com/CNXT11 where you will be able to vote electronically and submit questions during the meeting.

We also are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials, significantly lowers the costs of our Annual Meeting, and conserves natural resources. On December 10, 2010, we mailed our stockholders a notice containing instructions on how to access our Proxy Statement and 2010 Annual Report and how to submit your proxy or voting instructions online. The notice also included instructions on how you can receive a paper copy of your Annual Meeting materials, including our 2010 Annual Report, the notice of Annual Meeting, our Proxy Statement, and a proxy or voting instruction card. If you received your Annual Meeting materials by mail, the 2010 Annual Report, notice of Annual Meeting, Proxy Statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the 2010 Annual Report and the Proxy Statement on the Internet, both of which are available at http://ir.conexant.com/annuals.cfm.

At this year’s Annual Meeting, the agenda includes the following items:

Agenda Item		Board Recommendation

1.	Election of Two Directors	FOR

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants	FOR

Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

Your vote is important, and we strongly urge you to submit your proxy or voting instructions to instruct how your shares will be voted at the Annual Meeting.

Sincerely yours,

D. Scott Mercer
Chairman of the Board and
Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
ATTENDING THE ANNUAL MEETING
QUESTIONS
Conexant Systems, Inc.
Proxy Statement
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
Executive Officers
Report of the Audit Committee
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS

CONEXANT SYSTEMS, INC.
4000 MacArthur Boulevard
Newport Beach, California 92660

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m. Pacific Time on Thursday, January 20, 2011

PLACE	By Internet Only

INTERNET	https://virtualshareholdermeeting.com/CNXT11, where you can attend the Annual Meeting and submit your questions during the meeting.

AGENDA	1. Elect two directors to serve as Class III directors to hold office until the Annual Meeting of Stockholders in 2014 and until their successors are duly elected and qualified

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants

3. Transact other business that may properly come before the Annual Meeting (including adjournments and postponements thereof)

RECORD DATE	November 30, 2010

MEETING ADMISSION	You are entitled to attend and vote at the Annual Meeting only if you were a Conexant stockholder as of the close of business on November 30, 2010 or hold a valid proxy for the Annual Meeting. Attendance will be via the live webcast available at https://virtualshareholdermeeting.com/CNXT11.

VOTING AT THE MEETING	You will be able to vote your shares during the live webcast of the Annual Meeting. In addition, as further described in the Proxy Statement, you are also able to submit your proxy or voting instructions before the Annual Meeting in one of three ways:

• Internet

• Phone

• Mail

Please submit your proxy or voting instructions as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Peterson
Senior Vice President, Chief Legal
Officer and Secretary

December 10, 2010

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On December 10, 2010, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our 2010 Annual Report. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the Internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. Other stockholders, in accordance with their prior requests, have received e-mail access to our proxy materials and instructions to submit their vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

A copy of our Proxy Statement and our 2010 Annual Report are also available on the Internet at http://ir.conexant.com/annuals.cfm.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Attending and participating via the Internet:

•	Any stockholder as of the record date can attend the 2011 Annual Meeting live via the Internet at https://virtualshareholdermeeting.com/CNXT11

•	Webcast starts at 8:30 a.m. Pacific Time on January 20, 2011

•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet

•	Instructions on how to attend and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at https://virtualshareholdermeeting.com/CNXT11

Anyone can view the Annual Meeting live via the Internet at https://virtualshareholdermeeting.com/CNXT11.

Webcast replay of the Annual Meeting will be available until February 20, 2011.

QUESTIONS

For questions regarding	Contact

Annual meeting	Conexant Investor Relations: 949-483-4600

Stock ownership	BNY Mellon Stockholder Services In the U.S. and Canada: 800-370-1163 Outside the U.S.: 201-680-6578

Voting	Morrow & Co, LLC 800-460-1014

Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660

Proxy Statement

Our Board of Directors solicits your proxy for the 2011 Annual Meeting of Stockholders (“Annual Meeting”) and any postponement or adjournment of the meeting for the purposes set forth in the “Notice of 2011 Annual Meeting of Stockholders.” The Annual Meeting will be held at 8:30 a.m. Pacific Time on Thursday, January 20, 2011 via the Internet at https://virtualshareholdermeeting.com/CNXT11. We made this Proxy Statement available to stockholders beginning on December 10, 2010.

Record Date	November 30, 2010

Quorum	Majority of shares outstanding on the record date must be present in person or by proxy at the Annual Meeting

Shares Outstanding	82,063,068 shares of common stock were outstanding as of November 30, 2010

Voting by Proxy	Depending on how you receive the proxy materials for the Annual Meeting, you are able to submit your proxy or voting instructions prior to the Annual Meeting by Internet, phone or mail. Please follow the procedures provided in the Notice of Internet Availability you received or, if you received a printed set of the proxy materials, on the separate proxy or voting instruction form that accompanied the proxy materials

Voting at the Meeting	Stockholders can vote via the Internet during the meeting. Stockholders attending via the Internet will need to follow the instructions at https://virtualshareholdermeeting.com/CNXT11 in order to vote or submit questions at the meeting. Voting via the Internet by a stockholder will revoke and replace any previous proxies or voting instructions submitted.

Revoking or Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close at the Annual Meeting by submitting a later-dated vote electronically at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering written instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm or, if you have obtained a legal proxy from your bank or brokerage firm giving you the right to vote your shares at the Annual Meeting, by accessing the live webcast and submitting a vote electronically at the Annual Meeting.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter. The two director nominees who receive the highest number of affirmative votes will be elected. However, if the number of shares voted “for” a director does not exceed the number of shares “withheld” from the nominee, the director may be required to resign in accordance with the policy described below in “Proposal No. 1 — Election of Directors.” Approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote on this proposal.

Effect of Abstentions and Broker Non-Votes	Shares not present at the meeting and shares voted “withheld” from a director nominee have no effect on the election of directors.

For the proposal to approve the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants, shares voted “abstain” have the same effect as a vote “against” the proposal.

If you are a beneficial owner holding your shares in a brokerage account, note that brokers will not have authority to vote your shares in their discretion with respect to the election of directors but will have authority to vote your shares with respect to the ratification of the appointment of our independent public accountants. Shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients are referred to as “broker non-votes.” Broker non-votes will not be counted in determining the outcome of any of the proposals at the Annual Meeting.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Voting Instructions	If you complete and submit your proxy or voting instructions, the persons named as proxies will follow your instructions. If you submit proxy or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. In the Proxy Statement we published for our 2010 Annual Meeting of Stockholders, we published rules about when to submit agenda items for the Annual Meeting, and we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results at http://ir.conexant.com and in a Current Report on Form 8-K, which will be filed within four business days of the Annual Meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with a term extending to the third succeeding Annual Meeting after election. The Amended and Restated Certificate of Incorporation provides that the Board shall maintain the three classes to be as nearly equal in number as the then total number of directors permits. At the end of fiscal year 2010, we had seven directors. The two directors in Class I, the three directors in Class II and the two directors in Class III are serving terms expiring at the Company’s Annual Meeting of Stockholders in 2013, 2012, and 2011, respectively. At this year’s Annual Meeting, two Class III directors will be elected to serve for a three-year term and until a successor has been duly elected and qualified. Each of the nominees is a current member of the Board and has consented to serve as a director if elected.

In recommending director nominees for selection by the Board, the Governance and Board Composition Committee considers a number of factors, which are described in more detail below under “Information Concerning the Board of Directors — Board Committees and Committee Meetings.” In considering these factors, the Governance and Board Composition Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a board of directors that, as a whole, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment.

In October 2008, our Board of Directors approved an amendment to our Bylaws to adopt a director resignation policy that requires each of the director nominees to tender an irrevocable resignation that will be effective if (a) the director fails to receive a greater number of votes “for” his or her election than votes “withheld” from his or her election at the Annual Meeting and (b) the Board of Directors accepts the resignation, taking into account the recommendation of the Governance and Board Composition Committee as to whether to accept or reject the resignation of such director or whether other action should be taken. We will publicly disclose the Board of Directors’ decision regarding any resignation that is effective under this policy and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results. Each of the director nominees listed below has tendered an irrevocable resignation to the Board of Directors with respect to the Annual Meeting as required by our Bylaws.

Unless marked otherwise, proxies received will be voted FOR the election of each of the two nominees specified in “Class III — Nominees for Directors with Terms Expiring in 2014,” below, until their successors are elected and qualified. If any of such nominees for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the Annual Meeting, the proxies may be voted either (1) for a substitute nominee, who shall be designated by the proxy holders or by the present Board of Directors to fill such vacancy, or (2) for the other nominees only, leaving a vacancy. Alternatively, the size of the Board may be reduced so that there is no vacancy. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board of Directors recommends a vote FOR the election of each of the nominees listed below.

Information as to Nominees for Directors and Continuing Directors

Listed below for each director, as reported to Conexant, is the director’s name, age, principal occupation and directorships of public companies held within the past five years, and his position, if any, with Conexant. The following biographical information for each director also describes the primary individual experience, qualifications, attributes and skills of each of the nominees for director and continuing directors that led to the Board’s conclusion that each director should serve as a member of the Board.

Class III
Nominees for Director with Terms Expiring 2014

Steven J. Bilodeau, age 52 — Mr. Bilodeau has been a director of Conexant since February 2004. He was the chairman of the board, chief executive officer, and president of SMSC (also known as Standard Microsystems Corporation) (semiconductors) from February 2000 to October 2008 and acting chief financial officer from May 2008 to October 2008. Prior to joining SMSC in 1999, Mr. Bilodeau held various senior management positions during his 13 years of service with Robotic Vision Systems Inc. (“RVSI”), including president of the Semiconductor Equipment Group from 1996 to 1998. Mr. Bilodeau served as a director of RVSI from 1997 to 1998. He is currently the non-executive chairman of the board of SMSC and also has served as a director of Cohu, Inc. since 2009, Gennum Corporation since 2008, and NuHorizons

Electronics Corp. since 2009. His experiences as an executive and as a director at the public companies listed above provide our Board with significant financial and technical expertise with specific application to our industry, as well as a broad understanding of corporate governance, executive compensation and other topics.

D. Scott Mercer, age 59 — Mr. Mercer has been a director of Conexant since 2003. In April 2008, he was appointed as chief executive officer and became chairman of the Board in August 2008. Mr. Mercer is also a private investor, who served as interim chief executive officer of Adaptec, Inc. (computer technology services) from May 2005 to November 2005. Mr. Mercer had previously served as a senior vice president and advisor to the chief executive officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a senior vice president and the chief financial officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as vice president and chief financial officer of Teralogic, Inc. From June 1996 to May 2000, he held various senior operating and financial positions with Dell, Inc. In addition to Conexant, Mr. Mercer served on the boards of directors of Net Ratings, Inc. from January 2001 to June 2007, Adaptec, Inc. from November 2003 to October 2008, and Palm, Inc. from June 2005 to July 2010. He has served as a director of Polycom, Inc. since November 2007 and QLogic, Inc. since October 2010. His senior management and operational experiences in a number of technology companies and his service as a director at the companies listed above provide our Board with significant financial and operational and compliance expertise with specific application to our industry, as well as a broad understanding of corporate governance and other topics.

Class I
Continuing Directors with Terms Expiring in 2012

F. Craig Farrill, age 58 — Mr. Farrill has been a director of Conexant since 1998. Mr. Farrill was director, president and chief executive officer of Kodiak Networks, Inc. (wireless communications) from April 2003 to August 2007 and continues to be a director. He currently serves as a director and a corporate officer of the CDMA Development Group, a digital cellular technology consortium, which he founded in 1993. His experiences as an executive and a director at the entities listed above provide our Board with significant product and research and development expertise with specific application to our industry.

Matthew E. Massengill, age 49 — Mr. Massengill has been a director of Conexant since June 2008. He served as chairman of the board of Western Digital Corporation (computer storage devices) from November 2001 to March 2007. He was its chief executive officer from January 2000 to October 2005. He has served as a director of Western Digital Corporation since 2001, Microsemi Corporation since 2009 and GT Solar International, Inc. since 2008. His experiences as an executive and a director at the public companies listed above provide our Board with significant financial and management expertise with specific application to our industry, as well as a broad understanding of corporate governance, executive compensation and other topics.

Class II
Continuing Directors with Term Expiring in 2013

William E. Bendush, age 61 — Mr. Bendush has been a director of Conexant since June 2008. A retired executive, private investor, and consultant, Mr. Bendush he served as senior vice president and chief financial officer of Applied Micro Circuits Corporation (semiconductors) from April 1999 to March 2003 and served as its secretary until March 2003. He served as an adviser for Financial Services of Applied Micro Circuits Corp. from March 2003 to December 2003. He served as senior vice president and chief financial officer of Silicon Systems, Inc. from 1985 to 1999. Previously, he held senior financial management positions at AM International, Inc. and Gulf & Western Industries, Inc. Mr. Bendush also worked in finance-related positions at Gould, Inc. and Blackman, Kallick & Company, both certified public accounting firms. He has been a director of Microsemi Corporation since 2003 and Smartflex Systems Inc.

since 1996. Mr. Bendush’s experience as an executive officer of companies in the technology industry brings to our Board leadership, strategic and financial experience. His experiences as an accountant and financial executive and as a director at the public companies listed above provide the Board with significant financial expertise with specific application to our industry, as well as a broad understanding of corporate finance and accounting topics.

Balakrishnan S. Iyer, age 54 — Mr. Iyer has been a director of Conexant since 2002. He served as senior vice president and chief financial officer of the Company from January 1999 to June 2003. Prior to October 1998, Mr. Iyer served as the senior vice president and chief financial officer of VLSI Technology, Inc. Mr. Iyer has held a number of senior finance positions at Advanced Micro Devices, Inc., a semiconductor company. Mr. Iyer has served as a director of IHS, Inc. since 2003, Life Technologies Corporation (previously known as Invitrogen Corporation) since 2001, Power Integrations since 2004, QLogic Corporation since 2003, and Skyworks Solutions, Inc. since 2002. Mr. Iyer’s experience as an executive officer of companies in the technology industry brings to our Board leadership, strategic and financial experience. His experiences as a director at the public companies listed above provide the Board with significant financial, governance and compliance expertise with specific application to our industry, as well as a broad understanding of corporate governance topics.

Jerre L. Stead, age 67 — Mr. Stead has been a director of Conexant since 1998. Mr. Stead has been executive chairman and chief executive officer of IHS, Inc. (software) since September 2006 and was chairman of the board of IHS, Inc. from December 2000 to September 2006. From August 1996 to June 2000, Mr. Stead served as chairman of the board and chief executive officer of Ingram Micro Inc., a worldwide distributor of information technology products and services. Mr. Stead served as chairman, president and chief executive officer of Legent Corporation, a software development company from January 1995 until its sale in September 1995. From 1993 to 1994, Mr. Stead was executive vice president of American Telephone and Telegraph Company, a telecommunications company, and chairman and chief executive officer of AT&T Global Information Solutions, a computer and communications company, formerly NCR Corp. Mr. Stead was president of AT&T Global Business Communications Systems, a communications company, from 1991 to 1993. Mr. Stead was chairman, president and chief executive officer from 1989 to 1991 and president from 1987 to 1989 of Square D Company, an industrial control and electrical distribution products company. He has served as a director and lead independent director of Brightpoint, Inc. since 2000, and as a director of Mindspeed Technologies, Inc. since 2003. Mr. Stead’s experience as an executive officer of companies in the technology industry brings to our Board leadership, strategic and financial experience. His experiences as an executive and director at the public companies listed above provide our Board with significant financial expertise with specific application to our industry, as well as a broad understanding of corporate governance, executive compensation and other topics.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

The Board of Directors has determined that each of the director nominees listed above and all other continuing directors are independent directors under applicable rules of The NASDAQ Stock Market, except for D. Scott Mercer, who is an employee of the Company.

Board Leadership Structure and Meetings of the Independent Directors

The Company’s current Chairman of the Board is also the Company’s Chief Executive Officer (“CEO”). In addition, the Board has designated Mr. Massengill as Lead Independent Director. The Board believes it is important to select its Chairman and the Company’s CEO in the manner it considers to be in the best interests of the Company at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. Accordingly, the Chairman and CEO positions may be filled by one individual or by two different individuals. The Company believes that the most effective leadership structure for the Company at this time is for Mr. Mercer to serve as both our Chairman and CEO and to have a Lead Independent Director (currently, Mr. Massengill). Mr. Mercer possesses an in-depth knowledge of the Company, the industry in which we conduct our business and the challenges we face, which he gained from over seven years as a director and almost three years as CEO successfully leading the Company through an unexpected change in management and a major financial restructuring. The Company believes that these experiences and insights put the CEO in the best position to provide broad and unified leadership for the Board as it considers strategy and business plans.

We believe the Board’s leadership structure is balanced by having a Lead Independent Director, selected by the Board’s independent directors, to promote the independence of the Board and appropriate oversight of management. Our independent directors meet without management present after each regularly scheduled board meeting (four times during fiscal year 2010). As the Lead Independent Director, Mr. Massengill is responsible for (i) establishing the agenda for the executive sessions held by our independent directors and acting as chair of those sessions and of all other meetings where the independent directors meet without the Chairman, (ii) polling the other independent directors for agenda items both for regular board meetings and executive sessions of the independent directors and (iii) working with the Chairman of the Board and CEO on the agenda for regular board meetings.

BOARD COMMITTEES AND COMMITTEE MEETINGS

The standing committees of the Board of Directors of Conexant during fiscal 2010 were an Audit Committee, a Governance and Board Composition Committee, and a Compensation and Management Development Committee, each of which is comprised solely of non-employee directors who are independent directors within the meaning of applicable rules of The NASDAQ Stock Market and the Securities and Exchange Commission (“SEC”). The functions of each of these three committees are described below; and each of the committee charters are posted on Conexant’s website at http://ir.conexant.com. The current members of each of the Board committees are identified in the following table, each committee chairman being denoted with an asterisk. Conexant’s independent directors also hold regular meetings without members of management present. Mr. Massengill acts as the Lead Independent Director at such meetings.

			Governance		Compensation
			&		&
			Board		Management
Director	Audit		Composition		Development

W. E. Bendush	X	*	X
S. J. Bilodeau	X				X
F. C. Farrill			X
B. S. Iyer	X		X	*	X
M. E. Massengill					X
J. L. Stead					X	*

*	Chairman

The Audit Committee, among other things, reviews the scope and effectiveness of audits of Conexant by its independent public accountants and internal auditors; appoints and oversees the independent public accountants for Conexant; reviews the audit plans of Conexant’s independent public accountants and internal auditors; reviews and approves, in advance, the fees charged and the scope and extent of any non-audit services performed by the independent public accountants; establishes procedures for the receipt, retention and treatment of anonymous and other complaints regarding Conexant’s accounting or auditing matters; reviews Conexant’s quarterly and annual financial statements before their release; reviews and approves the appointment or change of Conexant’s internal auditor; reviews the adequacy of Conexant’s system of internal controls and recommendations of the independent public accountants and of the internal auditors with respect thereto; reviews and acts on comments and suggestions by the independent public accountants and by the internal auditors with respect to their audit activities; monitors compliance by Conexant’s employees with its standard of business conduct policies; meets with Conexant’s management to review any issues related to matters within the scope of the Audit Committee’s duties, including any enterprise risk management issues, and investigates any matter brought to its attention within the scope of its duties. The Audit Committee acts pursuant to a written charter posted on Conexant’s website at http://ir.conexant.com/documentdisplay.cfm?DocumentID=6464. In the opinion of the Board of Directors, all current members of the Audit Committee are independent directors within the meaning of applicable rules of The NASDAQ Stock Market and the SEC and each of them is a “financial expert” as defined by the SEC. The Audit Committee met ten (10) times during the 2010 fiscal year.

The principal functions of the Governance and Board Composition Committee are to develop and review at least annually Conexant’s governance guidelines; to develop an annual self-evaluation process for the Board and its committees and oversee the annual self-evaluations; to review the Board’s committee structure and recommend to the Board for its approval the directors to serve as members of each committee; to consider and recommend to the Board of Directors qualified candidates for election as directors of Conexant; to lead the search for qualified candidates who may be submitted by directors, officers, employees, stockholders and others; and periodically to prepare and submit to the Board of Directors for adoption the committee’s selection criteria for director nominees. The Governance and Board Composition Committee acts pursuant to a written charter posted on Conexant’s website at http://ir.conexant.com/documentdisplay.cfm?DocumentID=6468. In the opinion of the Board of Directors, all current members of the Governance and Board Composition Committee are independent directors. The Governance and Board Composition Committee met four (4) times during the 2010 fiscal year.

Under the Governance and Board Composition Committee’s current Board selection criteria (included in the Company’s Corporate Governance Guidelines and posted on Conexant’s website at http://ir.conexant.com/documentdisplay.cfm?DocumentID=7887), director candidates are selected with a view to bringing to the Board a variety of experience and backgrounds. In evaluating the suitability of individual Board members, the Board and the Governance and Board Composition Committee will take into account many factors, including: (i) general understanding of the industry, sales and marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; (ii) understanding the Company’s business on a technical level; and (iii) a high level of managerial experience in a relatively complex organization and an ability to deal with complex problems. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board does consider the diversity of experience and background (including, but not limited to educational and professional background and experience) of director candidates in selecting Board nominees. As described above, the goal of the Board and the Governance and Board Composition Committee is to have a Board that, as a whole, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. On an annual basis, as part of the Board’s self-evaluation, the Board assesses whether the mix of Board members is appropriate for the Company. In considering possible candidates for election as independent directors, the Governance and Board Composition Committee and the Board are guided by the general Board membership criteria discussed above and by the following specific criteria: each independent director should (i) be an individual of the highest character and integrity, who has experience at or demonstrated understanding of strategy/policy setting and a reputation for working constructively with others; (ii) have sufficient time available to devote to the affairs of Conexant in order to carry out their duties as directors; and (iii) be free of any conflict of interest that would interfere with the proper performance of the responsibilities of a director (which excludes from consideration: (x) officers of companies in direct or substantial competition with Conexant, and (y) officers of major or potential major customers, suppliers or contractors where the dollar amount involved is material to Conexant or such person or the entity with which such person is affiliated). In fulfilling its responsibility to lead the search for qualified director candidates, the Governance and Board Composition Committee consults with other directors, as well as the CEO and other senior executives of Conexant. The committee may also from time to time retain third party search firms to assist in identifying candidates. No such firm was retained by the committee during fiscal 2010.

The committee will consider director candidates recommended by Conexant stockholders in the same manner and using the same criteria as recommendations received from other sources. A stockholder may recommend a director candidate to the Governance and Board Composition Committee by delivering a written notice to our Secretary at our principal executive offices. The notice should include appropriate biographical information and a description of the candidate’s qualifications and the relationship, if any, to the stockholder making the recommendation. Following review of the notice, the Governance and Board Composition Committee may request additional information concerning the director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board. Please note that stockholders recommending candidates for consideration by the Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than October 1 of the year of that meeting. Finally, please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance and Board Composition Committee as described above in this paragraph) must follow the procedures described in “Other Matters — 2011 Stockholder Proposals or Nominations.”

The principal functions of the Compensation and Management Development Committee, or the Compensation Committee, are to review and approve on an annual basis the corporate goals and objectives with respect to compensation for the CEO; to determine the salaries of all executive officers and review annually the salary plan for other executives in general management positions; to review Conexant’s base pay, incentive compensation, deferred compensation and all stock-based plans; to review the performance of Conexant’s CEO and oversee the development of executive succession plans; to review and discuss with management the “Compensation Discussion and Analysis” section included in this Proxy Statement and prepare and publish the Report of the Compensation Committee included in this Proxy Statement; and to recommend compensation and benefits for non-employee directors. The Compensation Committee takes input and advice from the CEO and other members of senior management when reviewing and approving compensation and benefits. However, executives do not make recommendations with respect to their own pay. The Committee has the authority to retain the services of independent compensation consultants to assist it in its work. The Compensation Committee also has the authority to delegate any of its responsibilities to subcommittees as it deems appropriate in its sole discretion. The Compensation Committee has not nor does it have any current intention to delegate any of its authority to a subcommittee. For more information on the responsibilities and activities of the Compensation Committee, including its processes of determining executive compensation, see the “Compensation Discussion and Analysis” section included in this Proxy Statement. The members of the Compensation Committee are ineligible to participate in any of the plans or programs administered by the Compensation Committee, except the 2010 Equity Incentive Plan. The Compensation Committee acts pursuant to a written charter posted on Conexant’s website at http://ir.conexant.com/documentdisplay.cfm?DocumentID=6467. In the opinion of the Board of Directors, all current members of the Compensation Committee are independent directors. The Compensation Committee met six (6) times during the 2010 fiscal year and acted by unanimous written consent two (2) times.

2010 Board Meetings

The Conexant Board of Directors held eight (8) meetings and acted by unanimous written consent one (1) time during the 2010 fiscal year. Each director is expected to attend each meeting of the Board and those committees on which he serves. No sitting director attended less than 75% of all the meetings of the Board and those committees on which he served in the 2010 fiscal year. In addition, Conexant’s independent directors held four (4) meetings during the 2010 fiscal year. Directors are expected to attend Conexant’s Annual Meetings of Stockholders. All currently serving directors, who were members of the Board of Directors as of the time of the 2010 Annual Meeting of Stockholders, attended that meeting in person or by telephone.

Stockholder Communication with Directors

The Board of Directors has implemented a process for stockholders of Conexant to send communications to the Board. Any stockholder desiring to communicate with the Board, or with specific individual directors, may do so by writing to the Secretary of Conexant at 4000 MacArthur Boulevard, Newport Beach, CA 92660-3095, who has been instructed by the Board to forward promptly all such communications to the addressees indicated thereon.

Board Role In Risk Oversight

Management has primary responsibility for identifying and mitigating risks to the Company. The Board’s role in risk oversight is one of overall responsibility for oversight with a recognition of the multifaceted nature of risk management. It is a control and compliance function, but it also involves strategic considerations in normal business decision making. It covers legal and regulatory matters, finance, and operations. Throughout the fiscal year, the Board and its committees review and monitor risk management. In addition, there is a Risk Management Committee consisting of members of management, which oversees and analyzes strategic, operational, financial reporting and compliance risks and reports to the audit Committee and/or the Board as appropriate. The Board’s risk oversight process builds upon management’s enterprise-wide risk assessment and mitigation processes, which include on-going monitoring of various risks including those associated with long-term strategy and business operations; regulatory and legal compliance; and financial reporting.

The Company believes that its leadership structure, discussed in detail in “Board Leadership Structure and Meetings of the Independent Directors” above, supports the risk oversight function of the Board for the same reasons that the Company believes the structure is most effective for the Company in general, that is, by providing unified leadership through a single person, while allowing input from the Company’s independent Board members, all of whom are fully engaged in Board deliberations and decisions.

In particular, the Company has reviewed its compensation programs to determine whether they encourage unnecessary or excessive risk taking and has concluded that they do not. The Company believes that the design of its annual cash and long-term equity incentives provides an effective and appropriate mix of incentives focused on long-term stockholder value creation. While the Company’s cash bonuses are generally based on quarterly or semiannual results, such bonuses are generally capped and represent only a portion of each individual’s overall total compensation opportunities. The Company also generally has discretion to determine bonus payments (or pay no bonus) for all employees, except the named executive officers for whom bonus amounts are determined by the Compensation Committee, based on individual performance and any other factors it may determine to be appropriate in the circumstances.

Regarding the Company’s compensation arrangements for its executive officers, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that existing executive compensation arrangements do not encourage unnecessary or excessive risk because base salaries are fixed in amount. While the Company’s annual incentive program pool is based on the Company’s achieving specified performance goals in order for cash bonuses to be granted to executives under the program, the Compensation Committee determines the actual amount of each named executive’s cash bonus based on its assessment of Company and individual performance. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific annual goals important to the Company’s success and that it does not encourage unnecessary or excessive risk taking.

In addition, a significant portion of the compensation provided to the Company’s executive officers is in the form of equity awards that further align executives’ interests with those of stockholders. For most executives, equity incentives constitute the majority of the executive’s total compensation opportunity. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and since grants are generally made on an annual basis and are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance.

The Board’s three standing Committees, all composed entirely of independent directors, are each integral to the control and compliance aspects of risk oversight by the Board and have been delegated responsibility for the oversight of specific risks to Board committees as follows:

•	The Audit Committee oversees our risk policies and processes relating to financial statements and financial reporting, as well as investment, capital structure and compliance risks, and guidelines, policies and processes for monitoring and mitigating those risks.

•	The Compensation and Management Development Committee oversees risks associated with the Company’s compensation plans and the effect the compensation structure may have on business decisions and on the attraction and retention of qualified management.

•	The Governance and Board Compositions Committee oversees risks related to the Company’s governance structure, the evaluation of individual board members and committees, and certain types of litigation.

Each of these committees meets regularly with management to review, as appropriate, compliance with existing policies and procedures and to discuss changes or improvements that may be required or desirable. Each of the committees meets at least as often as the full Board and frequently when the full Board meets. This ensures that each committee has adequate time for in-depth review and discussion of all matters associated with each committee’s area of responsibility. After their meetings, each committee reports to the Board, sometimes without the Chairman and CEO present, for a discussion of issues and findings as well as any Board recommendations of appropriate changes or improvements.

Certain Relationships And Related Person Transactions

Pursuant to the Company’s written Standards of Business Conduct, each director and executive officer has an obligation to avoid any activity, agreement, business investment or interest, or other situation that could be construed either as divergent to or in competition with Conexant’s interest or as an interference with such person’s primary duty to serve the Company. Each director and executive officer is required to complete an annual questionnaire that requires disclosure of any transaction between Conexant and the director or executive officer or any of his or her affiliates or immediate family members. A copy of the Company’s Standards of Business Conduct can be accessed on the Company’s website at http://ir.conexant.com/governance.cfm.

In addition, our Board has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a material direct or indirect interest. For purposes of the policy, a related person is (i) any person who is, or at any time since the beginning of the last fiscal year was, one of our directors or executive officers or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of the Company’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all of the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Audit Committee is to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee. The Audit Committee must approve only those related person transactions that are in, or not inconsistent with, the Company’s best interests and the best interests of the Company’s stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

Related Person Transactions

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers and with certain other executives. The indemnification agreements require the Company to indemnify these individuals to the fullest extent permitted by Delaware law and to advance expenses incurred by them in connection with any proceeding against them with respect to which they may be entitled to indemnification by the Company. Other than these indemnification agreements, there were no transactions by any of the directors or executive officers in fiscal year 2010 that were required to be reported pursuant to the Standards of Business Conduct Policy or otherwise.

Director Education

The Board encourages its members to participate in continuing education programs on topics that will assist members in better fulfilling their responsibilities. Non-Employee directors will be reimbursed for reasonable education expenses. See “Non-Employee Directors’ Compensation” below.

Non-Employee Directors’ Compensation

Non-employee directors of Conexant receive a base retainer of $30,000 per year for Board service and an additional retainer for service on committees of the Board: an annual stipend of $15,000 for services as the Lead Independent Director, an annual fee of $7,500 for service as a member of a committee or an annual stipend of $15,000 for service as a committee chairman, except for the chairman of the Audit Committee, who receives $20,000. In addition, each non-employee director receives $1,500 per day for each Board meeting attended in person or by telephone. Each non-employee director also receives $1,000 for each committee meeting attended either in person or by telephone.

All of the directors have stock options, granted under the Directors Stock Plan, which plan was suspended on August 20, 2008.

On February 18, 2010, each non-employee director received a grant of 17,000 Restricted Stock Units (“RSU“s). These units will vest as shares of Conexant common stock after the non-employee director retires from service on the Board of Directors, provided that such retirement occurs more than one year after the date of grant. These RSUs were granted out of the Company’s 2010 Equity Incentive Plan. On May 12, 2010, each non-employee director received a grant of 15,000 RSUs. These units will vest as shares of Conexant common stock after the non-employee director retires from service on the Board of Directors, provided that such retirement occurs more than three years after the date of grant. These RSUs were granted out of the Company’s 2010 Equity Incentive Plan.

With respect to annual RSU grants from the 2010 Equity Incentive Plan, the Board determined to use a formal methodology to determine the value of such grants. The value of an RSU grant will be a function of the 200-day moving average closing price of the Company’s common stock, and the maximum amount of any individual grant will be 25,000 RSUs per year. However, the Board of Directors may in it sole discretion modify this methodology and the maximum amount of any RSU grant. Newly elected non-employee directors will be granted RSUs with a value of $125,000, based on the 200-day moving average closing price of the Company’s common stock, up to a maximum of 50,000 RSUs, which would vest upon the non-employee director’s retirement from service on the Board of Directors, provided that such retirement occurs more than three years after the date of grant.

In addition, effective June 1, 2010, the Company amended its existing Matching Gift Program so as to provide for a Company match of $2 for each $1 cash donation (by any employee or any non-employee director) up to a total match of $5,000 per fiscal year. The Company also determined that once in every three-year period it will reimburse directors for education expenses related to board governance, service, and other board education programs. Directors are encouraged to seek reimbursement on a pro-rata basis from all boards on which such Directors serve at the time such expenses are incurred.

Directors are also reimbursed for transportation and other expenses actually incurred in attending Board and Committee meetings.

The table below sets forth the compensation for the Company’s non-employee directors for fiscal year 2010. The compensation paid to Mr. Mercer, our Chairman and Chief Executive Officer, as an employee, is presented in the Summary Compensation Table; his compensation for his services as a director is presented in the table immediately below.

Director Compensation for Fiscal Year 2010

		Stock Award	Option Award	All Other
	Fees Earned or	Grant Values	Grant Values	Compensation	Total
Name	Paid in Cash ($)	($)(1)	($)(2)	($)	($)

William E. Bendush	85,000	132,310	—	—	217,310
Steven J. Bilodeau	79,750	132,310	—	—	212,060
F. Craig Farrill	55,000	132,310	—	—	187,310
Balakrishnan S. Iyer	92,000	132,310	—	—	224,310
Matthew E. Massengill	57,750	132,310	—	—	190,060
D. Scott Mercer(3)	—	—	—	—	—
Jerre L. Stead	71,250	132,310	—	—	203,560

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2010 fiscal year for the fair value of restricted stock units (RSUs) granted to each of the directors in the table in fiscal 2009 in accordance with SFAS 123R. Each non-employee director, received 17,000 RSUs on February 18, 2010 and 15,000 RSUs on May 12, 2010. The grant date fair market value of these RSUs for each director determined at the time of grant was $3.12 and $5.03 per share, which were the closing market prices of Conexant Common Stock on the respective dates of grant.

(2)	No stock options were granted to the directors in fiscal 2010. Total stock options held by the directors are as follows: Bendush — 4,000, Bilodeau — 16,594, Farrill — 26,739, lyer — 82,663, Massengill — 4,000, Mercer — 13,934, Stead — 26,739.

(3)	Mr. Mercer was a non-employee director from October 2007 to April 14, 2008, when he became an employee and chief executive officer of the Company. Stock and stock option awards he received as an employee are included in the Summary Compensation Table.

Executive Officers

The name, age, office and position held with Conexant, and principal occupations and employment during the past five years of each of the executive officers of the Company are as follows:

D. Scott Mercer, age 59 — See “Information as to Nominees for Directors and Continuing Directors” for Mr. Mercer’s biographical information.

Sailesh Chittipeddi, age 48 — Mr. Chittipeddi has served as president and chief operating officer of Conexant since November 18, 2010. He was co-president since June 2009. He served as executive vice president, global operations and chief technology officer of Conexant from April 2008 to June 2009. From June 2006 to April 2008, he served as senior vice president of global operations. From 2001 to 2006, he served as a director in the global operations organization at Agere Systems, Inc. (semiconductors and related devices).

Christian Scherp, age 45 — Mr. Scherp has served as executive vice president, global sales, of Conexant since November 18, 2010. He was co-president from June 2009 through November 2010. From April 2008 to June 2009, he was president of the Company. From June 2005 to April 2008, he was senior vice president of worldwide sales. From May 2004 to June 2005, Mr. Scherp was the vice president and general manager of the wireless/wireline communications group at Infineon Technologies of North America (semiconductors and related devices).

Jean Hu, age 47 — Ms. Hu has served as chief financial officer, treasurer and senior vice president, business development, of Conexant since June 2009. From December 2008 to June 2009, she served as chief financial officer and senior vice president, business development. From February 2006 to December 2008, she served as senior vice president, strategy and business development. From February 2004 to February 2006, she served as vice president, strategy and business development.

Mark D. Peterson, age 48 — Mr. Peterson has served as senior vice president, chief legal officer, and secretary of Conexant since March 2008. From August 2007 to March 2008 he served as senior vice president, general counsel, and secretary of Targus Group International, Inc. (mobile computing accessories). From October 1997 to August 2007, he served in various senior roles, including senior vice president, general counsel, and secretary at Meade Instruments Corp. (consumer and industrial optical instruments and equipment).

Report of the Audit Committee

The Audit Committee has furnished the following report on Audit Committee matters:

The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on the Company’s website at http://ir.conexant.com/governance.cfm. The charter was last amended effective on May 12, 2010. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee consists entirely of independent directors, as defined under applicable rules of The NASDAQ Stock Market and the SEC, and each member is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee has reviewed and discussed the written disclosures and letter from Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accountants, as required by the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche its independence from Conexant. Non-audit services provided by Deloitte & Touche were considered in evaluating its independence. Based upon this review and the representations by the independent auditors, the Audit Committee satisfied itself as to the independence of Deloitte & Touche.

The Audit Committee also reviewed and discussed with Deloitte & Touche the matters required to be discussed pursuant to pursuant to the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and the results of the examination of the Company’s consolidated financial statements for fiscal year 2010. The Audit Committee also reviewed and discussed the results of internal audit examinations and reviewed and discussed the audited financial statements with management. Based on the reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2010.

The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of internal control over financial reporting as of October 1, 2010 and the report from Deloitte & Touche on the effectiveness of the Company’s internal control over financial reporting as of October 1, 2010. Based upon the reviews and discussions with management, the Company’s internal auditors and Deloitte & Touche, the Audit Committee approved the inclusion of management’s report on its assessment of the effectiveness of internal control over financial reporting and the report from Deloitte & Touche as of October 1, 2010 in the Company’s Annual Report on Form 10-K for fiscal year 2010.

The Audit Committee has selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2011. The Board is recommending that stockholders ratify this selection at the Annual Meeting.

Audit Committee

William E. Bendush, Chairman
Steven J. Bilodeau
Balakrishnan S. Iyer

Compensation Discussion and Analysis

The following discusses the material elements of the compensation programs for the Company’s principal executive officer, principal financial officer and other executive officers identified in the Summary Compensation Table in this proxy statement (collectively the “named executive officers” or “NEOs”). The information presented includes a discussion of the overall objectives of the Company’s compensation programs and each element of compensation provided to the named executive officers. As of the end of fiscal year 2010, the named executive officers are D. Scott Mercer, chairman of the board and chief executive officer; Christian Scherp, president; Sailesh Chittipeddi, president; Jean Hu, chief financial officer, treasurer and senior vice president, business development; and Mark D. Peterson, senior vice president, chief legal officer and secretary.

The Compensation and Management Development Committee

The Compensation Committee evaluates and approves the Company’s compensation programs and policies applicable to the named executive officers, including determining all components of compensation to be paid to the named executive officers and administering the Company’s stock plans (including reviewing and approving equity grants to executive officers), and also periodically reviews the compensation of other senior executive officers who have significant managerial responsibility. The Compensation Committee also assists the Board of Directors in developing and evaluating executive positions and overseeing executive performance and succession. A more detailed description of the Compensation Committee’s composition, function, duties and responsibilities is set forth in this proxy statement under “Board Committees and Meetings”.

Guiding Principles and Compensation Objectives

The Company believes that executive compensation should be based on a “pay-for-performance” philosophy that rewards executives for performance and focuses management on critical short-term and long-term objectives. The Company’s compensation programs are intended to link a substantial portion of each executive’s total compensation opportunity to individual performance, business unit performance (where applicable), the Company’s overall business and financial performance and increases in stockholder value. The Company believes that this type of performance-based compensation is appropriate for the Company’s business and industry and provides the flexibility necessary to achieve the primary objective of attracting, motivating and retaining key talent for the Company’s senior management, other executive officers and employees generally while protecting the interests of our stockholders.

The Company seeks to provide executive compensation that is competitive in its industry in order to attract, motivate and retain quality talent. The mix of compensation is designed to reward recent results and motivate long-term performance. A key objective of the Company’s compensation programs is to achieve sustained year-over-year performance by requiring that executive officers and other key members of senior management have a significant portion of their compensation tied to stockholder value. At the senior executive level, this is done by providing an equity stake in the Company, which serves as a material attraction for new management talent and ties their performance directly to stockholder performance. Equity awards are used as an incentive to retain key employees and as an inducement for the hiring of new executives. There are many factors, both internal to the Company and external in the marketplace, which are considered when designing and implementing the Company’s compensation programs. The Compensation Committee’s judgment in making its decisions is a critical part of the program and helps give us flexibility in designing incentives to attract qualified executives in the current employment market.

Role of Compensation Consultant

In an effort to strengthen governance practices in the area of compensation and assist with compliance of evolving compensation practices during this fiscal year, the Compensation Committee retained Frederic W. Cook & Co. (“FWC”) as its independent compensation consultant. FWC’s role in supporting the committee is to bring expertise, experience, independence and objectivity to the Company’s deliberations with regard to compensation issues presented as requested by the committee. FWC provides market intelligence on compensation trends along with general views and specific advice on compensation programs and practices of the Company. During fiscal 2010, FWC reviewed and advised the Company and committee on several topics in fiscal 2010 including, the CEO’s pay-for-performance disclosure, the perquisite program for named executive officers, the named executive officer agreements and this proxy statement. The committee retains the right to hire and independently direct the work of its independent compensation consultant in its sole discretion. FWC will not provide any other services to the Company without the approval of the committee.

Also during fiscal 2010, the Company, discussed with Semler Brossy Consulting Group, LLC (“Semler Brossy”) the design of programs that affect director compensation. Semler Brossy is directed by the Company’s human resources department and management and provided analysis which is provided to the Compensation Committee for their review and consideration regarding director compensation. Except for the foregoing, the Company did not receive any other services from Semler Brossy in fiscal year 2010.

Determining Compensation Levels

Our chairman and chief executive officer and the senior vice president, human resources, provide information and context to assist the Compensation Committee in reaching compensation and development decisions with respect to the named executive officers other than the chairman and chief executive officer. The Compensation Committee periodically meets in executive session, as it deems appropriate and without management, to discuss and determine the compensation and performance of the chairman and chief executive officer. The chairman and chief executive officer is not present during deliberation on his compensation and does not participate in the Compensation Committee’s decision on setting his pay levels. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the chairman and chief executive officer.

Based on the Compensation Committee’s assessment of (1) data from industry peers and national surveys, (2) the report of its independent compensation consultant and (3) performance judgments as to the past and expected future contributions of individual executive officers, the Compensation Committee establishes base salaries, short-term annual incentives and long-term incentives for each named executive officer. For each individual named executive officer, each component of compensation is generally intended to be near the median of the competitive data for comparable positions at similar companies. However, the Compensation Committee does not establish compensation at particular levels with respect to market data and may use its discretion to set any one or more of the components of compensation at levels higher or lower than the median depending on its assessment of an individual executive’s role, responsibilities and performance, internal pay equity within the Company and the Company’s need to attract qualified individuals from the external market. While there is no specific formula used to establish executive compensation, the Compensation Committee considers the total compensation (earned or potentially available) of the executive officers in establishing each component of compensation.

Use of External Survey Data

In establishing compensation levels for executive officers, the Compensation Committee considers executive compensation levels of U.S.-based semiconductor and other high technology companies, including companies of similar size, scope, competitors for talent and industry, to the Company. For fiscal 2010, the Compensation Committee used the proprietary Radford High Tech survey database which provides data specific to the high technology and semiconductor industry compensation practices to review pay levels for the named executive officers as well as for other select executives being reviewed by the Compensation Committee. The Radford survey data includes more than 90 High Tech semiconductor companies and allows the compensation data to be sorted and grouped by revenue for comparison purposes. Also the list of comparable semiconductor companies has been established for comparison purposes. The Compensation Committee established the group in fiscal 2009 based on semiconductor companies of similar revenue size, competitors for talent, competitors for customers and market capitalization. No companies have been added or removed since the group was established last fiscal year.

Atheros Communications, Inc.	PMC-Sierra, Inc.
Cirrus Logic, Inc.	RF Micro Devices, Inc.
DSP Group, Inc.	Silicon Image, Inc.
Integrated Device Technologies, Inc.	Silicon Laboratories, Inc.
Intersil Corporation	Silicon Storage Technology, Inc.
Microsemi Corporation	Skyworks Solutions, Inc.
Mindspeed Technologies, Inc.	Standard Microsystems Corporation
OmniVision Technologies, Inc.	Zoran Corporation

While market survey data is a reference point for decisions on compensation, the Company also relies on the recommendations of management and the judgment of the Compensation Committee, as well as outside consultants as requested, regarding appropriate pay levels for the Company’s executive officers. As outlined below with respect to specific elements of compensation, other factors which may be considered when determining specific pay, primarily consisting of, internal pay equity, achievement of business objectives and performance over the prior year, size and scope of current and future responsibilities, long-term potential to enhance stockholder value, individual pay history, and organizational leadership.

Elements of Compensation during Fiscal 2010

Base Salary

Base salary is intended to provide named executive officers with a reasonable and necessary competitive fixed compensation required to attract and retain their services. The Compensation Committee reviews the base salaries of each of the Company’s named executive officers periodically, in the context of individual and Company performance, market survey data, the Company’s overall ability to pay, internal equity, contractual arrangements, the experience level and contribution of the executive to the Company, and other factors.

In September 2010, as a result of his role in the recent restructuring of the Company’s debt and the financial and operational performance of the Company and its assessment of his performance throughout the year, the Compensation Committee awarded Mr. Mercer a base salary increase of $100,000 resulting in a salary rate of $650,000. During the fiscal year the Compensation Committee also reviewed the salaries of the other named executive officers, and no changes were made. The annual base salary rates for the named executive officers as in effect at fiscal year-end 2010 were as follows:

Name	Annual Base Salary

D. Scott Mercer	$650,000
Sailesh Chittipeddi	$375,000
Christian Scherp	$375,000
Jean Hu	$350,000
Mark D. Peterson	$312,500

See also “Subsequent Board and Committee Actions” for changes to Mr. Chittipeddi’s compensation after the end of the fiscal year.

Short-Term Incentive Compensation

The short-term incentive compensation awards provide alignment of the achievement of key quantitative or qualitative objectives achieved by named executive officers during the year to incentive cash payouts, as determined and approved by the Compensation Committee. In October 2009, the Compensation Committee adopted the Company’s fiscal 2010 annual bonus plan named the 2010 Management Incentive Plan (“2010 Plan”). The 2010 Plan serves as a framework under which target bonuses were established for the named executive officers. The 2010 Plan is a discretionary plan. The Compensation Committee reviewed the achievement of core operating income to determine the general performance level for the period. For purposes of measuring core operating income for the 2010 Plan, the core gross profit less core operating expenses including the payout made under the Employee Incentive Plan (“EIP”), but excluding the awards under the 2010 Plan. The Compensation Committee believes that the attainment of core operating income levels provides the appropriate measure for funding the 2010 Plan because it measures both the growth and operational effectiveness of the Company performance and management team effectiveness. For the named executive officers, the Compensation Committee also takes into consideration individual performance, the Company’s overall performance and its subjective discretion. Also, to more effectively measure our financial goals and focus management on the near term performance, the plan was designed as two (2) six-month halves (as opposed to an annual performance period and payout). Under the 2010 Plan, the Compensation Committee, in its sole discretion, has the authority to increase or decrease individual awards from the target levels. No named executive officers had a guaranteed award under this plan.

In October 2009, the bonus targets for Mr. Mercer, Mr. Scherp, Mr. Chittipeddi, Ms. Hu and Mr. Peterson were set by the Compensation Committee and were consistent with the levels established for each executive in recent years. The Compensation Committee reviewed the targeted amounts versus industry survey data, prior year levels and internal equity as a part of the establishment of these 2010 target bonuses. The annual target bonuses (as a percentage of each named executive officer’s base salary) for the named executive officers for fiscal 2010 are as follows:

Name	Target Bonus for FY2010

D. Scott Mercer	100%
Sailesh Chittipeddi	80%
Christian Scherp	80%
Jean Hu	70%
Mark D. Peterson	60%

As described above, bonuses under the 2010 Plan are determined by the Compensation Committee in its discretion. In May of 2010, the Compensation Committee reviewed the Company’s first half core operating income performance, which was significantly above our plan for the first half. The Company achieved a core operating income of $29.3M which was approximately 42% above the targeted level for the first half of 2010. Based on this achievement the Compensation Committee determined a payout of 125% of the first half target bonus for the named executive officers. However, based on the outstanding overall Company performance and their roles in restructuring of the debt of the Company, Mr. Mercer and Ms. Hu received bonus payouts of 145% and 147% of target bonus for the first half performance. As a result, named executive officers received the following payouts under the 2010 Plan for the first half performance:

			FY2010 Plan–
	FY2010 Plan–	FY2010 Plan–	Payout as a % of
Name	First Half Target Bonus	First Half Payout	Target Bonus

D. Scott Mercer	$275,000	$400,000	145%
Sailesh Chittipeddi	150,000	187,500	125%
Christian Scherp	150,000	187,500	125%
Jean Hu	122,500	180,000	147%
Mark D. Peterson	93,750	117,188	125%

In November of 2010, the Compensation Committee reviewed and made payouts under the second half of the 2010 Plan. During the second half of the 2010 Plan, core operating income was below the targeted levels. The Company achieved a core operating income of $23.4M which was approximately 11% below the targeted level for the second half of 2010. Based on this outcome the Compensation Committee determined a payout of 13% of the second half target bonus for the named executive officers. Various adjustments were made by the Compensation Committee based on individual and business function performance for the period. As a result named executive officers received the following payouts under the 2010 Plan for the second half performance:

			FY2010 Plan–
	FY2010 Plan–	FY2010 Plan–	Payout as a % of
Name	Second Half Target Bonus	Second Half Payout	Target Bonus

D. Scott Mercer	$325,000	$50,000	15.4%
Sailesh Chittipeddi	150,000	27,000	18.0%
Christian Scherp	150,000	10,000	6.7%
Jean Hu	122,500	20,000	16.3%
Mark D. Peterson	93,750	16,000	17.1%

At this time, the Compensation Committee also completed the annual performance review process regarding the fiscal 2010 performance of the chairman and chief executive officer. The Compensation Committee evaluated Mr. Mercer’s performance in a variety of areas including the overall vision, direction, strategy and operational plans implemented, leadership and effectiveness of his management, relationships with stakeholders of the Company, and the major achievement in 2010 of restructuring the Company’s long-term debt. This review is not formula driven ,it is intended to provide an overall review of his performance as a general guideline in reviewing his pay versus his performance. The Compensation Committee believes that the bonus payments made to Mr. Mercer under the 2010 Plan are consistent with the performance review conducted and accurately reflect his and the management team’s outstanding achievement in the first half to meet and exceed the Company’s expectations on core operating income as well as the restructuring of the debt, and is also consistent with the weakness in the second half performance which is also reflected across the performance of the semiconductor industry as a whole. The chart below summarizes the payouts for the named executive officers under the 2010 Plan for each half and for the year.

	FY2010 Plan–	FY2010 Plan–	FY2010 Plan–
Name	First Half Payout	Second Half Payout	Total

D. Scott Mercer	$400,000	$50,000	$450,000
Sailesh Chittipeddi	187,500	27,000	214,500
Christian Scherp	187,500	10,000	197,500
Jean Hu	180,000	20,000	200,000
Mark D. Peterson	117,188	16,000	133,188

The following describes other cash bonuses, not paid under the 2010 Plan, that were awarded to named executive officers during fiscal year 2010. Several of the cash-based awards outlined below were made as a result of fiscal 2009 performance and the resulting payments are being reflected in fiscal 2010 compensation.

On November 11, 2009, the Compensation Committee awarded Mr. Chittipeddi a cash retention award in the amount of $100,000 in recognition of his operational efforts on the Broadband Access business unit sale, the committee’s determination that the Company’s recent performance on margin percentage and inventory turns had been outstanding, and to encourage his continued performance in these areas over the next year as the operations and execution leader of the Company. Earning the award was contingent upon Mr. Chittipeddi’s remaining continuously employed with the Company or one of its subsidiaries through November 11, 2010.

Each of the named executive officers other than Mr. Mercer also received a discretionary bonus in fiscal 2010 under the Company’s Refresh & Renew program. The program is designed to recognize specific individual or team accomplishments that include an extensive commitment of time over an extended period. Conexant will reimburse the employee for actual vacation expenses incurred during the employee’s time off and pay the associated taxes related to the payment. The intent of the payment is to encourage employees that dedicate significant time and energy to the Company, to be able to enjoy their time off and return to work more engaged, energized and focused. This is a broad-based recognition program available to all employees. Beginning in fiscal year 2011, no new Refresh and Renew awards will be provided to named executive officers.

Long-Term Incentive Compensation

The Company has a long-term incentive program that we believe provides a direct link between employee incentives and the creation of additional stockholder value. The Company believes long-term incentive grants for executive officers and key employees are an important element of compensation in the semiconductor industry.

Historically, long-term incentive compensation has been delivered through the grant of stock options (and in certain cases, restricted stock units or performance shares) to executive officers and most employees. In recent years, the Company’s equity awards to executive officers and other employees have been in the form of RSUs. We believe that these RSU awards are effective in both retaining executives and providing performance incentives because the awards link the recipient’s interests with those of our stockholders, since the ultimate value of the awards is dependent upon stock price.

The Compensation Committee reviews and approves all material aspects of the long-term incentive awards for named executive officers— who receives an award, the amount of the award, the grant price of the award, the timing of the awards as well as any other aspect of the award it may deem material, taking into account such factors as it deems appropriate in the circumstances and subject to the terms of the applicable stock plan. In addition to competitive market data, the Compensation Committee generally considers the number of shares of Conexant common stock outstanding, the amount of equity incentives currently outstanding and the number of shares available for future grant under the stock plans in order to balance the intended incentives with the dilution that results from grants of equity interests. Individual executive stock awards may be based on many individual factors such as relative job scope and contributions made and the number of shares held by the executive officer. The Compensation Committee’s policy is to grant equity awards to incent future performance or recognize and retain employees on an as-needed basis. The Compensation Committee also takes into consideration dilution and shares available to grant when making the determination on the timing of grants.

During fiscal year 2009, the Company was in the midst of the global economic downturn, the divestiture of a second business unit within two years, significant operating expense reductions and working to improve the capital structure and financial performance. As a result, management and the Compensation Committee agreed that it would be appropriate not to provide a broad-based equity award to executives and other employees during this time of transition. Providing a long-term incentive to participants who were unlikely to continue their employment with the ongoing Company was not thought to be appropriate or a prudent use of equity. Therefore, long-term incentive awards for fiscal 2009 performance were delayed until late calendar year 2009 and actually were granted in early fiscal 2010, so they are shown in the fiscal 2010 portion of the “Summary Compensation Table — Fiscal Years 2010, 2009 and 2008”, although they were granted for 2009 performance. Many of the named executive officers had not received a grant for 18 months due to this delay. In addition, the Compensation Committee made several other grants in fiscal 2010 to the named executives for 2010 performance which are also shown in the 2010 Summary Compensation Table. Under SEC rules, both the equity awards granted based on performance in fiscal 2009 and the equity awards granted based on performance in fiscal 2010 are reported in the “Summary Compensation Table — Fiscal Years 2010, 2009 and 2008” below as compensation for fiscal 2010 as each of these awards was actually granted during fiscal 2010.

The following describes grants highlighted in the “Summary Compensation Table — Fiscal Years 2010, 2009 and 2008” and the “Grants of Plan-Based Awards Table — Fiscal Year 2010.” On October 29,

2009, the Compensation Committee approved a one-time grant of RSUs to the named executive officers for their fiscal 2009 performance. Mr. Mercer received 425,000 RSUs; Messrs. Chittipeddi and Scherp, the co-presidents, each received 200,000 RSUs; Ms. Hu received 175,000 RSUs; and, Mr. Peterson received 125,000 RSUs. The RSUs granted to Messrs. Mercer, Chittipeddi and Scherp will vest on November 2, 2011; half of the RSUs granted to Ms. Hu and Mr. Peterson vested on November 2, 2010 and the remainder will vest on November 2, 2011. The grant was made on November 2, 2009 from the 2000 Non-Qualified Stock Plan. The intent of the grant was to help to retain the management team expected to be a part of the ongoing Company using unvested Company shares that also align their long-term compensation with the interests of stockholders. It was also important to the Compensation Committee that these awards had meaningful award values and timeframes associated with the grants that would create retentive value linked to share price. The equity award value for each participant was determined by considering the overall equity usage and dilution to the Company, reviewing survey data for each named executive officer position, individual performance and considering internal equity and the impact of the executive’s role on stockholder value.

For fiscal 2010 performance, the Company granted the following awards from the stockholder approved 2010 Equity Incentive Plan.

On May 12, 2010, the Compensation Committee approved a grant of 300,000 RSUs for Mr. Mercer. The award was made by the Compensation Committee based on its subjective assessment of Mr. Mercer’s performance and contribution in the Company’s achievement of operating results, the restructuring the Company’s balance sheet, and the refinancing of its outstanding debt. Accordingly, this RSU grant aligns his pay level with his strong performance. This grant of RSUs is subject to a three (3) year cliff vesting schedule, which serves as both a retention and an incentive award that is aligned with the growth of stockholder value.

The Compensation Committee granted to Mr. Scherp, Mr. Chittipeddi, and Ms. Hu, the following equity awards: 100,000 RSUs, 100,000 RSUs, and 75,000 RSUs on August 10, 2010, respectively. Mr. Scherp, Mr. Chittipeddi, and Ms. Hu also received 150,000 RSUs, 150,000 RSUs, and 100,000 RSUs on September 24, 2010, respectively. Also, on September 24, 2010, the Compensation Committee approved a grant of 75,000 RSUs to Mr. Peterson. Each of these grants is subject to a two (2) year cliff vesting schedule, which serves as both a retention and an incentive award that is aligned with the growth of stockholder value. The award value was determined by the Compensation Committee based on its subjective assessment of the need to retain these key executives with the award values based on meaningful values in relationship to their base salaries and in consideration of their roles and levels in the organization.

Perquisites

During fiscal 2010, the Company provided limited perquisites to senior management, including the named executive officers. One of the perquisites is the annual physical exam reimbursement program. The Company believes it is important to encourage the senior executive team to remain focused on their year-over-year health by annually reimbursing executives for completing their physical exam. In addition, it is in the Company’s best interests and those of the stockholders to have a healthy, fully functioning and active executive team. In January of 2010, the Company implemented the reimbursement of tax planning services of up to $1,000 per year for senior management including the named executive officers. The intent of the perquisite is to allow management to remain focused on Conexant business, while complying with their personal tax filing responsibilities.

On September 24, 2010, the Compensation Committee reviewed the executive perquisite program for the named executive officers and made several changes which are designed to streamline the Company’s executive perquisites. Beginning January 1, 2011, the perquisite program for the members of senior management, including the named executive officers, will consist of an annual payment of $10,000 (less applicable withholding taxes) to be included in the first paycheck of the calendar year, which payment will not be tied to any specific usage or perquisite and which payment the Compensation Committee may determine to modify or eliminate at any time solely within its discretion. The practice of reimbursing for perquisites expenses will be discontinued once the new perquisite allowance approach begins. The Compensation Committee decided to continue the perquisites in this manner, rather than adding it to salary, and thereby not increasing bonus payouts, cost of severance, or other elements of pay.

The Compensation Committee also reviewed the Company’s practice of having open-ended living and transportation allowances for Mr. Mercer and Mr. Scherp as a result of their primary residences being outside of Southern California. In fiscal year 2010 Mr. Mercer received an allowance of $10,000 per month and Mr. Scherp, one of the Company’s presidents, received $7,500 per month. The Compensation Committee and the Company believe that it would not have been able to gain and retain the services of these two executives if relocation had been a condition of employment. The allowance was established to serve as a replacement for the relocation for these executives which the Company anticipated may have been more costly and potentially disruptive to the Company’s business and the executives’ personal lives. The Compensation Committee believes that Mr. Mercer’s presence in Newport Beach, as chairman and chief executive officer, is vital to the Company. As a result of the review, the Compensation Committee approved elimination of Mr. Mercer’s living and transportation allowance effective December 31, 2011. Mr. Mercer has agreed to this change and continues to work from our corporate offices in Newport Beach, California. Mr. Scherp’s current responsibilities require him to travel extensively and do not require him to live or have a principal office in Newport Beach. Accordingly, the Compensation Committee approved elimination of his living and transportation allowance effective December 31, 2010, at which time his office location will no longer be in Newport Beach.

CEO Pay-for-Performance Analysis

Over fiscal 2010, the Compensation Committee has reviewed the Company’s financial performance, total shareholder return and the achievement of Mr. Mercer’s qualitative strategic objectives for the year. The Compensation Committee takes into consideration all of these areas of performance when making its subjective pay decisions for Mr. Mercer, chairman and chief executive officer, however, based on timing of stock awards displayed in the “Summary Compensation Table — Fiscal Years 2010, 2009, and 2008” we believe Mr. Mercer’s year-over-year compensation increase in fiscal 2010 compared to fiscal 2009 as shown in the Summary Compensation Table does not appropriately reflect his compensation for those years. Mr. Mercer was hired in April of 2008 and subsequently, the Company made several divestitures to improve the balance sheet and debt structure. In August of 2009, the Company was completing the divestiture of the Broadband Access business; and, in an effort to focus the fiscal 2009 RSU grant on employees who would be part of the ongoing business concern, the Company delayed the fiscal 2009 grant for all eligible employees, including the named executive officers, until November 2, 2009, which was actually in the Company’s fiscal 2010. The Compensation Committee awarded Mr. Mercer 425,000 restricted stock units for his work during fiscal 2009, which was the first grant since his new hire grant. Although this grant of 425,000 restricted stock units is shown as part of fiscal 2010 compensation as required by SEC rules, the Compensation Committee believes the disclosure does not reflect the intent of the award or the alignment of Mr. Mercer’s pay to the performance period for which the award should be matched. The two charts below illustrate the intended alignment of Mr. Mercer’s pay with his November 2, 2009 restricted stock unit grant reallocated to fiscal year 2009 versus the Summary Compensation Table required by SEC rules. (Note that the only differences in the two charts below are in the “Stock Awards” and “Total” columns.)

Summary Compensation Table — Per SEC Proxy Rules

							Non-Equity
				Stock		Option	Incentive Plan	All Other
		Salary	Bonus	Awards		Awards	Compensation	Compensation
Name and Principal Position	Fiscal Year	($)	($)	($)		($)	($)	($)	Total ($)

D. Scott Mercer	2010	553,846	—	2,121,750	(1)	—	450,000	122,233	3,247,829	(2)
Chairman of the board and	2009	550,000	250,000	—		—	300,000	122,322	1,222,322
chief executive officer	2008	253,846	—	1,060,000		—	300,000	126,444	1,740,290

(1)	Awards include 425,000 RSUs at a grant price of $2.79 on November 2, 2009 and 300,000 RSUs at a grant price of $3.12 on May 12, 2010. The value at grant of 425,000 RSUs at $2.79 is $1,185,750 and the value at grant of 300,000 RSUs at $3.12 is $936,000, for a total equity value of $2,121,750 in fiscal 2010.

(2)	As disclosed per SEC Proxy Rules, Mr. Mercer’s total compensation, which includes two equity awards for fiscal 2010, is greater than the fiscal 2009 total, which does not include an equity award.

Summary Compensation Table — With the Nov. 2, 2009 RSU Grant Allocated to Fiscal 2009

							Non-Equity
				Stock		Option	Incentive Plan	All Other
		Salary	Bonus	Awards		Awards	Compensation	Compensation
Name and Principal Position	Fiscal Year	($)	($)	($)		($)	($)	($)	Total ($)

D. Scott Mercer	2010	553,846	—	936,000	(1)	—	450,000	122,233	2,062,079	(2)
Chairman of the board and	2009	550,000	250,000	1,185,750	(3)	—	300,000	122,322	2,408,072
chief executive officer	2008	253,846	—	1,060,000		—	300,000	126,444	1,740,290

(1)	Represents an award of 300,000 RSUs at a grant price of $3.12 on May 12, 2010. The value at grant of 300,000 RSUs at $3.12 is $936,000.

(2)	With the allocation of Mr. Mercer’s November 2, 2009 grant to fiscal 2009 pay, his total compensation for fiscal 2010 is $2,062,079, which is $345,993 or about 14% less than the fiscal 2009 total.

(3)	Represents an award of 425,000 RSUs at a grant price of $2.79 on November 2, 2009. The value at grant of 425,000 RSUs at $2.79 is $1,185,750. This award was granted for 2009 performance and the chart allocates the grant to fiscal year 2009 compensation.

As required by SEC rules, the first chart above shows Mr. Mercer’s fiscal 2010 total compensation as $3,247,829 with two grants during the fiscal year versus fiscal 2009 which shows total compensation as $1,222,322 with no grant during the fiscal year. Under this chart it would appear Mr. Mercer’s total compensation increased significantly from fiscal 2009 to fiscal 2010. However, as shown in the second chart, if the grants made in fiscal 2010 are allocated to the performance years for which they were earned (425,000 restricted stock units valued at $1,185,750 allocated to fiscal 2009 and 300,000 restricted stock units valued at $936,000 allocated to fiscal 2010), Mr. Mercer’s total compensation actually goes down from fiscal 2009 to fiscal 2010. Mr. Mercer received RSU awards of 425,000 RSUs at a grant price of $2.79 on November 2, 2009 with a value of $1,185,750 and 300,000 RSUs at a grant price of $3.12 on May 12, 2010 with a value of $936,000.

The Compensation Committee believes reallocating the restricted stock unit grants to the year in which they were earned, best reflects the intended awards earned by Mr. Mercer and accurately reflects the alignment of pay to performance and to stockholder value over the past two years.

Severance and Change of Control Benefits

Severance and change of control benefits are designed to facilitate the Company’s ability to attract and retain executives as it competes for talented employees in a marketplace where such protections are commonly offered. The rationale for the benefits in the named executive officers’ employment agreements are intended to encourage employees to remain focused on our business in the event of potential or actual fundamental corporate changes. These benefits consist of continued base salary payments and certain health and welfare benefits, acceleration of the vesting of outstanding equity-based awards, such as options and RSUs, extension of post-termination exercise periods for options and, in certain cases, tax gross-ups for certain excise taxes. Only Mr. Mercer is protected by the gross-up for excise taxes and no gross-up for excise taxes has been included in a new or materially amended agreement with any other named executive officer in fiscal 2010 and as illustrated in the “Estimated Potential Payments upon Separation — Fiscal Year 2010” table.

The employment agreements with the named executive officers provide severance payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because the Company considers a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. The Company also benefits by requiring a general release from separated employees. In addition, the Company has included post-termination non-compete and non-solicitation covenants in named executive officer employment agreements.

In April of 2008, the Company entered into an employment agreement with Mr. Mercer who had previously served as a member of the Company’s Board of Directors since 2003. The Board and the Compensation Committee reviewed and discussed the compensation elements of Mr. Mercer’s compensation package, acknowledging that he was taking over at a difficult time, when it was believed it would have been extremely difficult to find a chief executive officer candidate with his background, experience and qualifications. Mr. Mercer’s agreement was formulated to protect him with certain severance benefits in the event the Company separated him from his added role as chief executive officer in the event of a “good reason” as defined in his agreement or a termination other than for cause. In the event Mr. Mercer voluntarily leaves his role as chief executive officer, he is not entitled to severance benefits or vesting of his stock awards and his continued service on the board would be decided by the full board and Mr. Mercer’s desire to continue his role on the board. In the event of a change in control, Mr. Mercer would only be eligible for severance benefits following a termination of service as outlined in his agreement, also known as a “double trigger.” His stock awards vest as outlined in his agreement. In the event Mr. Mercer were terminated for cause he would not be eligible for separation benefits or stock vesting and the Board could elect to remove him from board service at that time. The Compensation Committee believes that Mr. Mercer’s agreement fairly represents and balances the interests of Mr. Mercer who elected to accept the role of chief executive officer in addition to his responsibilities on the Board, and the payment of severance benefits in the event the Company elects to end his employment.

With the Company’s need to create stability in the chief executive officer role and make it attractive for Mr. Mercer to accept the role, the Compensation Committee provided Mr. Mercer a guaranteed minimum of 50% of his bonus target in fiscal years 2008 and 2009. This was in lieu of any sign on bonus and it was thought that providing 50% of a bonus each year over two years was more retentive and encouraged stability in the role at no more cost to the Company than a one year bonus guarantee. Note that for fiscal years 2008 and 2009 the Compensation Committee awarded Mr. Mercer a bonus which was $50,000 greater than his guarantee as a result of his strong performance. This was the final payment of Mr. Mercer’s guarantee which has now ended. Following the employment agreement with Mr. Mercer in 2008, no other multi-year guaranteed bonus agreements have been made to named executive officers of the Company.

Also as a part of Mr. Mercer’s employment agreement, the Company provided for excise tax gross-up following a change in control. At the time of Mr. Mercer’s employment he was not serving as an employee of the Company, but was being paid compensation as a non-employee Board member. Because of this, Mr. Mercer’s “base amount”, which is the average W-2 compensation (and 1099 compensation for Board members) over five years preceding the year in which a change in control occurs and the basis for calculating whether the excise tax is payable, was expected to be low for a number of years. As a result, the Compensation Committee determined that the excise tax gross-up provision was appropriate for Mr. Mercer, in light of his artificially low personal threshold before excise taxes were owed that resulted from mixing non-employee Board member pay with senior officer compensation levels. Once Mr. Mercer’s tenure reaches five (5) years with the Company there becomes a lesser chance that a change in control would trigger an excise tax as his “base amount” will be based on five (5) years of earnings as chief executive officer. The Compensation Committee will continue to review employment and severance agreements and change in control benefits based on need and individual situation. As a part of the future review of agreements, on February 8, 2010, the Compensation Committee determined that, effective immediately; it will not enter into any new or materially amended agreements with its named executive officers providing for (i) excise tax gross-up provisions with respect to payments contingent upon a change in control, or (ii) multiyear guaranteed bonus payments.

In September 2010, the Compensation Committee approved non-material amendments to the employment agreements with Messrs. Mercer and Scherp to document the end dates of their respective living and transportation allowances. No other amendments were made. See the descriptions of the individual employment agreements with the named executive officers under “Employment and Separation Agreements” for additional information.

Retirement Benefits

Conexant does not sponsor a defined benefit pension plan for any U.S. employee. For all U.S. employees, including the named executive officers, the Company provides a 401(k) Retirement Savings Plan with Company matching contributions as the only tax-qualified retirement plan. The 401(k) provides a basic benefit for employees and named executive officers to save money on a pretax basis for retirement. Without this benefit the Company believes it would have a disadvantage in attempting to attract and retain named executive officers and the broader based employee population. During difficult financial circumstances facing the Company in 2009, the Company suspended the Company match which was 4% of base salary for each 6% of an employee’s contribution up to the statutory tax-qualified plan limits. As Company performance improved, in early 2010 the Company reinstated the Company match for most employees; with an employee contribution of 6%, the plan will provide a maximum Company match of 2% of base salary up to the statutory tax-qualified plan limits. The Company’s named executive officers and certain members of management are eligible to participate in the Company’s retirement programs; however, these individuals are not eligible for the Company match in the program. The intent of reinstating the Company match is to encourage retirement savings, which is a competitive part of benefits provided in the semiconductor industry. The Company believes it was more important to exclude management from participation and create a more meaningful benefit for the majority of employees, then including the management in the Company match and having a lesser benefit provided to all eligible employees. The Company also believes that management, including the named executive officers, has a greater ability (versus the broader population) to fund retirement through other compensation vehicles including equity award participation. The Company will continue to review the design and Company match contribution based on competitiveness, the need to attract employees at all levels and the Company’s ability to fund the program.

Subsequent Board and Committee Actions

On November 18, 2010, the Compensation and Management Development Committee (the “Committee”) adopted the Management Incentive Plan (“MIP”), an annual cash bonus program, for the fiscal year ending September 30, 2011. All Named Executive Officers are eligible to participate in the MIP as well as such other employees as determined by the Chief Executive Officer. Each eligible employee, including the Named Executive Officers, is eligible to receive an annual bonus award based upon the employee’s bonus target, the employee’s performance during fiscal 2011, and the size of an incentive pool that the Committee approves for the payment of bonuses. Semiannually, the Committee, in its sole discretion, will determine the size of the incentive pool. In exercising its discretion to determine the size of the incentive pool, if any, the Committee will consider all circumstances then existing that it deems relevant, including, but not limited to, the achievement of certain fiscal 2011 core operating profit goals, market conditions, forecasts and anticipated expenses to be incurred or payable during fiscal 2011. The Committee, in its sole discretion, may increase or decrease individual awards from the target levels, based on individual performance and available incentive pool.

Also, effective November 18, 2010, the Board of Directors appointed Sailesh Chittipeddi, heretofore co-president, as president and chief operating officer and increased his base salary to $400,000 per year. Christian Scherp, previously co-president, was appointed as executive vice president, global sales, and his target bonus amount was changed to 70% of his base salary.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company’s chief executive officer and the next three most highly compensated officers, not including the chief financial officer. Certain performance-based awards granted under a plan that has been approved by stockholders are not subject to the deduction limit. Although certain awards under the Company’s stock-based plans constitute performance-based compensation not subject to the deduction limit under section 162(m), certain other awards under the plans, such as RSUs that vest based solely on continued service with the Company, will not qualify for this exemption. It is the Compensation Committee’s objective that, so long as it is consistent with its overall business, compensation and retention objectives, Conexant will, to the extent the Compensation Committee considers reasonable in the circumstances, endeavor to keep executive compensation deductible by Conexant for U.S. federal income tax purposes.

Report of the Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee” or the “Committee”) has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of Conexant, and based on this review and discussion, recommended to the Board of Directors of Conexant that such “Compensation Discussion and Analysis” be included in the Conexant proxy statement for the 2011 Annual Meeting of Stockholders for filing with the SEC.

Compensation and Management Development Committee

Jerre L. Stead, Chairman
Steven J. Bilodeau
Balakrishnan S. Iyer
Matthew E. Massengill

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear on the Report of the Compensation and Management Development Committee above were Committee members during all of fiscal 2010. All members of the Compensation Committee during fiscal 2010 are independent directors and have no relationships requiring disclosure by Conexant under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. There are no Compensation Committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors during the 2010 fiscal year.

Executive Compensation

Summary Compensation Table — Fiscal Years 2010, 2009 and 2008

The following table sets forth the total compensation earned or paid to our principal executive officer, principal financial officer and other named executive officers, who served in such capacities during fiscal year 2010 for services rendered in fiscal years 2010, 2009 and 2008.

									Non-Equity
						Stock		Option	Incentive Plan	All Other
	Fiscal	Salary(1)		Bonus		Awards(2)		Awards(3)	Compensation(4)	Compensation(*)
Name and Principal Position	Year	($)		($)		($)		($)	($)	($)	Total ($)

D. Scott Mercer	2010	553,846	(5)	—		2,121,750	(6)	—	450,000	122,233	3,247,829
Chairman of the board and	2009	550,000		250,000		—		—	300,000	122,322	1,222,322
chief executive officer	2008	253,846		—		1,060,000		—	300,000	126,444	1,740,290
Sailesh Chittipeddi	2010	375,000		129,079	(7)	996,500		—	214,500	780	1,715,859
President	2009	325,962		4,151		—		—	—	2,661	332,774
	2008	290,000		558,079		—		82,500	60,000	11,795	1,002,374
Christian Scherp	2010	375,000		24,736	(8)	996,500		—	197,500	92,912	1,686,648
President	2009	375,000		—		—		—	—	102,164	477,164
	2008	329,231		675,000		—		—	224,523	70,967	1,299,721
Jean Hu	2010	350,000		28,132	(8)	796,250		—	200,000	766	1,375,148
Chief financial officer, treasurer and senior vice president, business development	2009	311,154		172,206		—		—	—	5,949	489,309
Mark D. Peterson	2010	312,500		32,595	(8)	474,000		—	133,188	1,864	954,147
Senior vice president,	2009	312,500		114,804		—		—	—	4,338	431,642
chief legal officer and secretary	2008	165,865		475,000		112,500		221,000	100,000	4,257	1,078,622

*	See supplemental table (A).

(1)	Includes amounts the executive elected to defer to the Company’s Retirement Savings Plan.

(2)	In accordance with recent changes in SEC rules, the amounts in this column represent the grant date fair value of awards of time-vested restricted stock units granted to our named executive officers during the fiscal year. To calculate the fair value of the awards, the market price on the date of grant is used in accordance with the FASB ASC Topic 718, Stock Compensation. Amounts for 2009 and 2008 have been recomputed under the same methodology in accordance with SEC rules. The SEC’s disclosure rules previously required that we present stock award and option award information for 2009 and 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards. However, the recent changes in the SEC’s disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2009 and 2008 on a similar basis as the 2010 presentation using the grant date fair value of the awards granted during the corresponding year. As a result, each named executive officer’s total compensation amounts for 2009 and 2008 also differ from the amounts previously reported in our Summary Compensation Table for these years. The amounts listed do not necessarily reflect the level of compensation that may be realized by our named executive officers. For additional information on valuation assumptions, refer to note 1 of the Conexant financial statements in the Form 10-K for the fiscal year ended October 1, 2010, as filed with the SEC.

(3)	The amounts in this column represent stock option award values for prior fiscal years that have been adjusted to reflect the assumptions used to calculate the stock option award values in accordance with FASB ASC Topic 718, Stock Compensation. For additional information on valuation assumptions, refer to note 1 of the Conexant financial statements in the Form 10-K for the fiscal year ended October 1, 2010, as filed with the SEC. See note (2) above for the differences between the amounts reported above and the amounts listed in the Summary Compensation Table in prior years. The amounts listed do not necessarily reflect the level of compensation that may be realized by our named executive officers.

(4)	Represents a bonus payment made under the 2010 Management Incentive Plan as discussed in the “Short-Term Incentive Compensation” section of the Compensation Discussion and Analysis.

(5)	Mr. Mercer’s annual base salary was increased to $650,000 from $550,000 effective September 11, 2010.

(6)	Stock awards include the 425,000 RSUs granted on November 2, 2009 for 2009 performance and 300,000 RSUs granted on May 12, 2010 for 2010 performance. See the “CEO Pay-for-Performance Analysis” section of the Compensation Discussion and Analysis for additional information.

(7)	Includes a bonus payment of $10,561 made under the “Refresh & Renew” broad-based award program (which is discussed in the “Short-Term Incentive Compensation” section of the Compensation Discussion and Analysis), a $100,000 cash retention award and $18,518 paid for relocation expenses incurred. On November 11, 2009, the Compensation Committee awarded Mr. Chittipeddi the cash retention award for his fiscal 2009 performance, in recognition of his operational efforts on the Broadband Access business unit sale, the Committee’s determination that the Company’s recent performance on margin percentage and inventory turns had been outstanding, and to encourage his continued performance in these areas over the next year as the operations and execution leader of the Company. Earning the award was contingent upon Mr. Chittipeddi’s remaining continuously employed with the Company or one of its subsidiaries through November 11, 2010.

(8)	Represents a bonus payment made under the “Refresh & Renew” broad-based award program as discussed in the “Short-Term Incentive Compensation” section of the Compensation Discussion and Analysis.

(A) The following table provides detail of amounts shown in the “All Other Compensation” column of the “Summary Compensation Table — Fiscal Years 2010, 2009 and 2008” for amounts paid during fiscal 2010.

				Living/	Total
	Insurance	Annual	Financial	Transportation	All Other
	Premiums	Physical	Planning(a)	Allowance(b)	Compensation
Name	($)	($)	($)	($)	($)

D. Scott Mercer	2,233	—	—	120,000	122,233
Sailesh Chittipeddi	780	—	—	—	780
Christian Scherp	1,036	—	1,876	90,000	92,912
Jean Hu	766	—	—	—	766
Mark D. Peterson	1,679	185	—	—	1,864

(a)	Represents reimbursement for financial planning services rendered in fiscal year 2010.

(b)	In accordance with the executive’s employment agreement as described herein, this represents an allowance paid during fiscal 2010 for living and transportation expenses in connection with the executive assuming his current role and deemed necessary for securing the executive’s continued services. The Company’s cost of these benefits was expected to be substantially lower than the potential cost of relocating the executive. Mr. Mercer’s allowance will end on December 31, 2011 and Mr. Scherp’s allowance will end on December 31, 2010.

Grants of Plan-Based Awards — Fiscal Year 2010

The following table provides information relating to plan-based awards granted to the named executive officers during the fiscal year ended October 1, 2010.

					All
					Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
					Number of	Number of	Exercise or	Fair Value
					Shares of	Securities	Base Price of	of Stock and
					Stock or	Underlying	Option	Option
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)*			Units	Options	Awards	Awards
Name	Grant Date	Threshold	Target	Maximum	(#)(1)	(#)	($/share)	($)(2)

D. Scott Mercer	October 3, 2009	0	600,000	900,000	—	—	—	—
	November 2, 2009				425,000			$1,185,750
	May 12, 2010				300,000			$936,000
Sailesh Chittipeddi	October 3, 2009	0	300,000	450,000	—	—	—	—
	November 2, 2009				200,000			$558,000
	August 10, 2010				100,000			$188,000
	September 24, 2010				150,000			$250,500
Christian Scherp	October 3, 2009	0	300,000	450,000	—	—	—	—
	November 2, 2009				200,000			$558,000
	August 10, 2010				100,000			$188,000
	September 24, 2010				150,000			$250,500
Jean Hu	October 3, 2009	0	245,000	367,500	—	—	—	—
	November 2, 2009				175,000			$488,250
	August 10, 2010				75,000			$141,000
	September 24, 2010				100,000			$167,000
Mark D. Peterson	October 3, 2009	0	187,500	281,250	—	—	—	—
	November 2, 2009				125,000			$348,750
	September 24, 2010				75,000			$125,250

(*)	Reflects the target payouts under the 2010 Management Incentive Plan based on the named executive officer’s fiscal year 2010 target bonus percentage multiplied by the annualized base salary at the end of each performance period of six months, as discussed in the “Short-term Incentive Compensation”

section of the Compensation Discussion and Analysis. The maximum award under the 2010 Plan was 150% of target bonus, which award was established by the Compensation Committee. The actual amounts paid under the Management Incentive Plan for fiscal year 2010 are set forth under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(1)	The awards reflected in the “All Other Stock Awards” column of the Grants of Plan-Based Awards Table reflect grants of RSUs during fiscal 2010. The material terms of these awards are described in the “Compensation Discussion and Analysis” above. The November 2009 RSU awards were granted under, and are subject to, the terms of the 2000 Non-Qualified Stock Plan. The RSU awards granted during 2010 were granted under, are subject to, the terms of the 2010 Equity Incentive Plan. Each of these plans is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plans’ provisions and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plans are generally only transferable to a beneficiary of a named executive officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Each RSU subject to an award reported in the table above represents a contractual right to receive one share of Conexant common stock upon vesting. The vesting schedule for each award is identified in the footnotes to the Outstanding Equity Awards at 2010 Fiscal Year-End table below. In each case, vesting is subject to the named executive officer’s continued employment with the Company through the vesting date. The named executive officers do not have the right to vote or dispose of the restricted stock units and do not have any dividend rights with respect to the restricted stock units.

(2)	The dollar value of the stock awards shown in the table represents the grant date fair market value of each award. The actual value that an executive will realize on each award will depend on the price per share of our common stock at the time shares underlying the award are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the award.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, October 1, 2010.

	Option Awards					Stock Awards
						Number of
	Number of	Number of				Shares or		Market
	Securities	Securities				Units		Value of
	Underlying	Underlying				of Stock		Shares or
	Unexercised	Unexercised		Option		That		Units of
	Options	Options		Exercise	Option	Have Not		Stock That
	Exercisable	Unexercisable		Price	Expiration	Vested		Have Not
Name	(#)	(#)		($)	Date	(#)		Vested ($)(1)

D. Scott Mercer	—	—		—	—	425,000	(3)	$709,750
					—	300,000	(5)	$501,000
Sailesh Chittipeddi	25,000	—		$26.5000	June 7, 2014
	20,000	—		$14.1000	May 15, 2015
	25,000	—		$5.9000	February 20, 2016
					—	200,000	(3)	$334,000
					—	100,000	(6)	$167,000
					—	150,000	(7)	$250,500
Christian Scherp	30,000	—		$15.3000	June 20, 2013
	17,500	—		$27.0000	February 7, 2014
	22,500	—		$14.1000	May 15, 2015
					—	200,000	(3)	$334,000
					—	100,000	(6)	$167,000
					—	150,000	(7)	$250,500
Jean Hu	797	—		$34.4660	April 3, 2012
	28,377	—		$14.9000	June 14, 2013
	4,000	—		$14.5000	June 15, 2013
	10,000	—		$27.0000	February 7, 2014
	10,000	—		$14.1000	May 15, 2015
					—	175,000	(4)	$292,250
					—	75,000	(6)	$125,250
					—	100,000	(7)	$167,000
Mark D. Peterson	56,667	28,333	(2)	$4.5000	March 19, 2016	8,333	(8)	$13,916
					—	125,000	(4)	$208,750
					—	75,000	(7)	$125,250

(1)	Represents the fair market value per share of our common stock October 1, 2010 ($1.67) multiplied by the number of shares underlying RSUs that had not vested as of October 1, 2010.

(2)	Options granted on March 19, 2008 and vest annually in three installments (33 1/3% per year) starting on the first anniversary of the grant date.

(3)	RSUs granted on November 2, 2009 and vest in full (100%) two years from the date of grant (November 2, 2011).

(4)	RSUs granted on November 2, 2009 and vest annually in two installments (50% per year) starting on the first anniversary of the grant date.

(5)	RSUs granted on May 12, 2010 and vest in full (100%) three years from the date of grant (May 12,2013).

(6)	RSUs granted on August 10, 2010 and vest in full (100%) two years from the date of grant (August 10, 2012).

(7)	RSUs granted on September 24, 2010 and vest in full (100%) two years from the date of grant (September 24, 2012).

(8)	RSUs granted on March 19, 2008 and vest annually in three installments (33 1/3% per year) starting on the first anniversary of the grant date.

Option Exercises and Stock Vested — Fiscal Year 2010

The following table provides information relating to option exercises by the named executive officers for the period October 3, 2009 through October 1, 2010, and on the vesting during that period of other stock awards previously granted to the named executive officers.

	Option Awards		Stock/Unit Awards
	Number of		Number of
	Securities		Securities
	Acquired	Value	Acquired on	Value
	on Exercise	Realized on	Vesting	Realized on
Name	(#)	Exercise ($)	(#)	Vesting ($)(1)

D. Scott Mercer	—	—	—	—
Sailesh Chittipeddi	—	—	—	—
Christian Scherp	—	—	—	—
Jean Hu	—	—	—	—
Mark D. Peterson	—	—	8,333	$29,582

(1)	The dollar amounts shown in this column for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Conexant common stock on the vesting date.

Employment and Separation Agreements

Named Executive Officers

D. Scott Mercer.  On April 14, 2008, the Company and Mr. Mercer entered into an employment agreement setting forth the terms and conditions of Mr. Mercer’s employment as chief executive officer of the Company. The agreement was amended as of April 22, 2009. The agreement provides that Mr. Mercer will serve as chief executive officer from April 14, 2008 through April 13, 2009. Following that initial term, the agreement will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extension to continue. In exchange for his services, Mr. Mercer will be paid an initial annual base salary of $550,000 and will be eligible for an annual performance bonus as determined by the Board of Directors or the Compensation Committee. His fiscal year 2008 target bonus was 100% of annual base salary (pro-rated for time worked in the fiscal year), provided that Mr. Mercer will receive bonuses of not less than $250,000 for each of fiscal years 2008 and 2009, each to be disbursed when normal bonuses are paid. For future periods, the Board of Directors or the Compensation Committee will determine Mr. Mercer’s annual base salary (which may not be decreased) and annual target bonus. In lieu of a relocation package, Mr. Mercer receives payments of $10,000 per month (subject to applicable taxes) for living and transportation expenses. The agreement was amended as of September 24, 2010 to provide that payment of such living and transportation expenses will cease at the end of 2011.

Under the agreement, if the Company terminates Mr. Mercer’s employment as chief executive officer without “cause” or he resigns as chief executive officer and board member for “good reason” (each as defined in the agreement): (i) the Company will pay him a cash lump-sum equal to (A) any unpaid base salary (and any other unpaid amounts) accrued through his termination date, (B) a pro-rata share of his target bonus for the fiscal year in which his termination occurs, (C) two times his base salary, (D) two times his annual target bonus, and (E) $200,000; (ii) the Company will continue to provide coverage under the Company’s health insurance plan to him for 18 months after the date of his termination; and (iii) all of his options and non-performance based restricted stock units will become fully vested and Mr. Mercer may exercise all vested options until the earlier of (A) the second anniversary of his termination date or (B) the expiration date of such options set forth in the option awards. Mr. Mercer will be entitled to receive such separation payments and other benefits if the Company terminates his employment as chief executive officer without “cause” or if he resigns as chief executive officer for “good reason” (each as defined in the agreement, as amended). In the event that the Company terminates Mr. Mercer’s employment as chief executive officer without “cause” or if he resigns for “good reason”, there is no assurance that Mr. Mercer will remain a director of the Company following such termination. Moreover, no such separation payments would be payable if the Company terminated Mr. Mercer’s employment for “cause” or he resigns without “good reason”.

In addition, if Mr. Mercer’s employment terminates due to his death, all of Mr. Mercer’s options and non-performance based RSUs will become fully vested, and Mr. Mercer’s estate may exercise all vested options until the earlier of (A) the third anniversary of his termination date and (B) the expiration date of such options set forth in the option awards. If Mr. Mercer’s employment terminates due to his “disability” (as defined in the agreement), the Company will continue to provide coverage under the Company’s health insurance plan to him for 18 months after the date of his termination, all of Mr. Mercer’s options and non-performance based restricted stock units will become fully vested, and Mr. Mercer may exercise all vested options until the earlier of (A) the second anniversary of his termination date and (B) the expiration date of such options set forth in the option awards.

Mr. Mercer is restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during and for 12 months after the employment period. If a change in control (as defined in the agreement) occurs, Mr. Mercer’s outstanding and unvested stock options and time-based restricted stock and RSU awards would become fully vested. Mr. Mercer will generally be made whole in the event of payment of any excise taxes imposed by the Internal Revenue Code of 1986, as amended (the “Code”), on certain change of control payments imposed pursuant to section 4999 of the Code and in the event of any payment of penalty tax and interest imposed by Code section 409A.

Christian Scherp.  On April 14, 2008, the Company and Mr. Scherp entered into an employment agreement setting forth the terms and conditions of his employment as president of the Company. The agreement was amended as of August 27, 2009. The amended agreement provides that Mr. Scherp will serve as president of the Company from April 14, 2008 through April 13, 2009. Mr. Scherp has also served as co-president since July 15, 2009. Following that initial term, the agreement will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. In exchange for his services, Mr. Scherp will be paid an initial annual base salary of $375,000 and will be eligible for an annual performance bonus as determined by the Board of Directors or the Compensation Committee. His fiscal year 2008 annual target bonus was 80% of annual base salary (with a minimum amount payable of $50,000), which was paid on the first payroll date in January 2009. For future periods, the Board of Directors or the Compensation Committee will determine Mr. Scherp’s annual base salary (which may not be decreased) and annual target bonus. Pursuant to the agreement, upon Mr. Scherp’s commencing employment as president, his performance share award of November 14, 2007 was amended to provide for an earlier cliff vesting date of January 2, 2009, advanced from the prior date of November 14, 2009, subject to his continued employment as president through January 2, 2009. In lieu of a relocation package, Mr. Scherp receives payments of $7,500 per month (subject to applicable taxes) for living and transportation expenses. The agreement was amended as of September 24, 2010 to provide that payment of such living and transportation expenses will cease at the end of 2010.

Under the agreement, if the Company terminates Mr. Scherp’s employment as president without “cause”: (i) the Company will pay him a cash lump-sum equal to (A) any unpaid base salary (and any other unpaid amounts) accrued through his termination date and (B) one times Mr. Scherp’s annual base salary; (ii) the Company will continue to provide coverage under the Company’s health insurance plan to him for 18 months after the date of his termination; and (iii) all of his options and non-performance based restricted stock units will become fully vested and Mr. Scherp may exercise all such options until the earlier of (A) the 18-month anniversary of his termination date and (B) the expiration date of such options set forth in the option awards. In addition, if Mr. Scherp’s employment terminates due to his death, all of Mr. Scherp’s options and non-performance based restricted stock units will become fully vested, and Mr. Scherp’s estate may exercise all vested options until the earlier of (A) the third anniversary of his termination date and (B) the expiration date of such options set forth in the option awards. If Mr. Scherp’s employment terminates due to his disability, the Company will provide continued coverage under the Company’s health insurance plan to him for 18 months after the date of his termination, all of Mr. Scherp’s options and non-performance based restricted stock units will become fully vested, and Mr. Scherp may exercise all vested options until the earlier of (A) the 18-month anniversary of his termination date and (B) the expiration date of such options set forth in the option awards. Mr. Scherp is restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during and for 12 months after the employment period. If a change in control (as defined in the agreement) occurs, Mr. Scherp’s outstanding and unvested stock options and time-based restricted stock and restricted stock unit awards would become fully vested.

Sailesh Chittipeddi.  On April 14, 2008, the Company entered into an employment agreement with Sailesh Chittipeddi as executive vice president, global operations and chief technology officer of the Company, setting forth the terms and conditions of his employment. The agreement was amended as of August 27, 2009. Pursuant to the amended employment agreement, Mr. Chittipeddi will serve as executive vice president, global operations and chief technology officer from April 14, 2008 through April 13, 2009 and as co-president since July 15, 2009. Following that initial term, the agreement will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. In exchange for his services, Mr. Chittipeddi will be paid an initial annual base salary of $300,000 and will be eligible for an annual performance bonus as determined by the Board of Directors or the Compensation Committee. His fiscal year 2008 full year annual target bonus was 70% of his annual base salary. For future periods, the Board of Directors or the Compensation Committee will determine Mr. Chittipeddi’s annual base salary (which may not be decreased) and annual target bonus. Commencing with the pay period beginning August 15, 2009, Mr. Chittipeddi’s annual base salary was increased to $375,000 and his full target bonus for the 2009 fiscal year was 80% of his annual base salary. Pursuant to the agreement, Mr. Chittipeddi’s outstanding stock options will continue to vest in accordance with their current terms and conditions and upon Mr. Chittipeddi’s commencing employment as executive vice president, global operations and chief technology officer, his performance share award of November 14, 2007 was amended to provide for an earlier cliff vesting date of January 2, 2009, advanced from the prior date of November 14, 2009, subject to his continued employment as executive vice president, global operations and chief technology officer through January 2, 2009.

Under the agreement, if the Company terminates Mr. Chittipeddi’s employment as executive vice president, global operations and chief technology officer without “cause”: (i) the Company will pay him a cash lump-sum equal to (A) any unpaid base salary (and any other unpaid amounts) accrued through his termination date, and (B) one times Mr. Chittipeddi’s annual base salary; (ii) the Company will continue to provide coverage under the Company’s health insurance plan to him and his eligible dependents for 18 months after the date of his termination; and (iii) all of his options and non-performance based RSUs will become fully vested and Mr. Chittipeddi may exercise all vested options until the earlier of (A) the 15 month anniversary of his termination date or (B) the expiration date of such options set forth in the option awards. In addition, if Mr. Chittipeddi’s employment terminates due to his death, all of Mr. Chittipeddi’s options and non-performance based RSUs will become fully vested, and Mr. Chittipeddi’s estate may exercise all vested options until the earlier of (A) the third anniversary of his termination date and (B) the expiration date of such options set forth in the option awards. If Mr. Chittipeddi’s employment terminates due to his disability, the Company will continue to provide coverage under the Company’s health insurance plan to him and his eligible dependents for 18 months after the date of his termination, all of Mr. Chittipeddi’s options and non-performance based restricted stock units will become fully vested, and Mr. Chittipeddi may exercise all vested options until the earlier of (A) the 15-month anniversary of his termination date and (B) the expiration date of such options set forth in the option awards. Mr. Chittipeddi is restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during and for 12 months after the employment period. If a change in control (as defined in the agreement) occurs, Mr. Chittipeddi’s outstanding and unvested stock options and time-based restricted stock and restricted stock unit awards would become fully vested.

Jean Hu.  On April 25, 2008, the Company and Ms. Hu entered into an employment agreement setting forth the terms and conditions of Ms. Hu’s employment as senior vice president, strategy and business development. The agreement was amended as of August 27, 2009 to provide that Ms. Hu will serve as chief financial officer, treasurer and senior vice president, business development, effective July 15, 2009. Following that initial term, the agreement will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. In exchange for her services, Ms. Hu will be paid an annual base salary of $235,000 and will be eligible for an annual performance bonus as determined by the Board of Directors or the Compensation Committee. Her fiscal year 2008 annual target bonus was 45% of her base salary, which was disbursed when normal bonuses are paid. For future periods, the Board of Directors or the Compensation Committee will determine Ms. Hu’s annual base salary (which may not be decreased) and annual target bonus. Commencing with the pay period beginning August 15, 2009, Ms. Hu’s annual base salary was increased to $350,000 and her full year target bonus for the 2009 fiscal year is 70% of her annual base salary. Pursuant to the agreement, Ms. Hu also received equity compensation awards of 25,000 RSUs (adjusted for the reverse stock split), which vested on April 30, 2009.

Under the agreement, as amended, if the Company terminates Ms. Hu’s employment as senior vice president, business development, without “cause” or if she resigns as senior vice president, business development, for “good reason” (each as defined in the agreement), (i) the Company will pay her a cash lump-sum equal to: (A) any unpaid salary (and any other unpaid amounts) accrued through her termination date, (B) one times Ms. Hu’s annual base salary; (ii) the Company will continue to provide coverage under the Company’s health insurance plan to her and her eligible dependents for 18 months after the date of her termination; and (iii) all of her options and non-performance based RSUs will become fully vested and Ms. Hu may exercise all vested options until the earlier of (A) the fifteen month anniversary of the termination date and (B) the expiration date of such options set forth in the option awards. In addition, if Ms. Hu’s employment terminates due to her death, all of Ms. Hu’s options and non- performance based restricted stock units will become fully vested, and Ms. Hu’s estate may exercise all vested options until the earlier of (A) the third anniversary of her termination date and (B) the expiration date of such options set forth in the option awards. If Ms. Hu employment terminates due to her “disability” (as defined in the agreement), the Company will provide continued coverage under the Company’s health insurance plan to her for 18 months after the date of his termination, all of Ms. Hu’s options and non-performance based RSUs will become fully vested, and Ms. Hu may exercise all vested options until the earlier of (A) the third anniversary of her termination date and (B) the expiration date of such options set forth in the option awards. Ms. Hu is restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during and for 12 months after the employment period. If a change in control (as defined in the agreement) occurs, Ms. Hu’s outstanding and unvested stock options and time-based restricted stock and restricted stock unit awards would become fully vested.

Mark D. Peterson.  On February 18, 2008, the Company and Mr. Peterson entered into an employment agreement setting forth the terms and conditions of Mr. Peterson’s employment as senior vice president, chief legal officer and secretary of the Company. The agreement was amended May 29, 2008, April 22, 2009 and August 27, 2009. The agreement provides that Mr. Peterson will serve as senior vice president, chief legal officer and secretary from March 19, 2008 through March 18, 2010. Following that initial term, the agreement will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. In exchange for his services, Mr. Peterson will be paid an annual base salary of $312,500 and will be eligible for an annual performance bonus as determined by the Board of Directors or the Compensation Committee. His fiscal year 2008 annual target bonus was 60% of his base salary (pro-rated for time worked in the fiscal year) (with a minimum amount payable of at least $100,000 for fiscal year 2008), which was disbursed when normal bonuses were paid. For future periods, the Board of Directors or the Compensation Committee will determine Mr. Peterson’s annual base salary (which may not be decreased) and annual target bonus.

Under the agreement, as amended, if the Company terminates Mr. Peterson’s employment as senior vice president, chief legal officer and secretary without “cause” or if he resigns as senior vice president, chief legal officer and secretary for “good reason” (each as defined in the agreement), (i) the Company will pay him a cash lump-sum equal to: (A) any unpaid salary (and any other unpaid amounts) accrued through his termination date, (B) one times his annual base salary; (ii) the Company will continue to provide coverage under the Company’s health insurance plan to him and his eligible dependents for 18 months after the date of his termination; and (iii) all of his options and non-performance based RSUs will become fully vested and Mr. Peterson may exercise all vested options until the earlier of (A) the fifteen month anniversary of the termination date and (B) the expiration date of such options set forth in the option awards. In addition, if Mr. Peterson’s employment terminates due to his death, all of Mr. Peterson’s options and non-performance based restricted stock units will become fully vested, and Mr. Peterson’s estate may exercise all vested options until the earlier of (A) the third anniversary of his termination date and (B) the expiration date of such options set forth in the option awards. If Mr. Peterson’s employment terminates due to his “disability” (as defined in the agreement), the Company will provide continued coverage under the Company’s health insurance plan to him for 18 months after the date of his termination, all of Mr. Peterson’s options and non-performance based RSUs will become fully vested, and Mr. Peterson may exercise all vested options until the earlier of (A) the fifteen month anniversary of the termination date and (B) the expiration date of such options set forth in the option awards. Mr. Peterson is restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during and for 12 months after the employment period. If a change in control (as defined in the agreement) occurs, Mr. Peterson’s outstanding and unvested stock options and time-based restricted stock and RSU awards would become fully vested.

Termination of Employment and Change of Control Provisions of the Employment Agreements

Agreements between the Company and each of Messrs. Mercer, Scherp, Chittipeddi, Peterson, and Ms. Hu contain provisions pursuant to which, if Conexant terminates an individual’s employment without “cause,” if Messrs. Mercer or Peterson resign for “good reason” (as defined in the employment agreements), or if the individual dies or is disabled, specified amounts will become payable by Conexant to the individual and Conexant will continue to provide certain benefits to the individual for a specified period after the termination, unless and until the individual receives similar benefits from another employer. Each agreement also restricts the individual from competing with Conexant or soliciting employees or customers of Conexant during the employment period and for 12 months thereafter. Pursuant to the agreements, certain outstanding equity awards will vest upon death, disability, or the occurrence of a change of control of the Company. In addition, Mr. Mercer will be made whole for any excise taxes imposed by the Code on certain change of control payments.

For the purposes of the employment agreements, circumstances of an executive’s termination are defined as follows:

1) Termination Due to Disability: A named executive officer’s employment will have terminated due to disability if, among other items, the named executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2) Termination for Cause: The Company will have “cause” for termination if, among other items, the named executive officer engages in gross negligence or willful conduct in the performance of the executive’s duties which materially injures the Company or its reputation.

3) Termination for Good Reason: Mr. Mercer may voluntarily terminate his employment for “good reason” if a material diminution in the executive’s authority, duties or responsibilities, base salary or geographic location has occurred. Mr. Peterson may voluntarily terminate his employment for “good reason” if, in the absence of a written consent of the executive, the Company requires the executive to be based at any office or location more than fifty miles from Newport Beach, California.

4) Termination Without Cause: The Company will have terminated a named executive officer without cause if the named executive officer’s employment has been terminated by the Company for any reason other than “cause,” “for good reason,” death or disability.

5) Change of Control: “Change of Control” is defined generally as:

•	the acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the then outstanding shares of Conexant common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

•	a change in the composition of a majority of the Conexant Board of Directors which is not supported by the current Board of Directors;

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Conexant’s assets, which results in a change in the majority of the Board of Directors or of more than 50% of Conexant’s stockholders; or

•	approval by Conexant’s stockholders of the complete liquidation or dissolution of Conexant.

Potential Payments upon Termination of Employment or Change of Control

The following table sets forth the amount of cash severance compensation (including the fair market value of accelerated stock awards valued as of October 1, 2010, which was $1.67 per share, and the assumed value of $0 for stock options, since such stock options were “out of the money” with an exercise price in excess of the $1.67 price per share of Company common stock) and the estimated cost of health and welfare benefits payable to each named executive officer upon death, disability, a voluntary termination or termination for cause, a termination without cause or for good reason and a termination following a Change of Control assuming termination of employment occurred on October 1, 2010. In the event that any of the severance payments are subject to federal excise taxes under the “golden parachute” provisions of the Code, Conexant will provide to Mr. Mercer a gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes as described in his employment agreement. No other named executives are eligible for an excise gross-up provision or have an excise tax gross-up provision in their agreement. Where applicable, these amounts are reflected in the table under the Change of Control column.

Estimated Potential Incremental Payments upon Separation — Fiscal Year 2010

					After
				Termination	Change of
			Voluntary	without	Control,
			Termination or	Cause	Termination
			Termination	or for Good	without
	Death ($)	Disability ($)	for Cause ($)	Reason ($)	Cause ($)

D. Scott Mercer(1)
Cash Severance	—	—	—	2,800,000	2,800,000
Health and Welfare Benefits (continuation)	—	26,429	—	26,429	26,429
Economic Value of Accelerated Equity(2)	1,210,750	1,210,750	—	1,210,750	1,210,750
280G Conditional Tax Gross-Up Amount(3)	N/A	N/A	N/A	N/A	1,378,757

Total Estimated Incremental Value	1,210,750	1,237,179	0	4,037,179	5,415,936

					After
				Termination	Change of
			Voluntary	without	Control,
			Termination or	Cause	Termination
			Termination	or for Good	without
	Death ($)	Disability ($)	for Cause ($)	Reason ($)	Cause ($)

Sailesh Chittipeddi
Cash Severance	—	—	—	375,000	375,000
Health and Welfare Benefits (continuation)	—	26,827	—	26,827	26,827
Economic Value of Accelerated Equity(2)	751,500	751,500	—	751,500	751,500

Total Estimated Incremental Value	751,500	778,327	0	1,153,327	1,153,327

Christian Scherp
Cash Severance	—	—	—	375,000	375,000
Health and Welfare Benefits (continuation)	—	26,827	—	26,827	26,827
Economic Value of Accelerated Equity(2)	751,500	751,500	—	751,500	751,500

Total Estimated Incremental Value	751,500	778,327	0	1,153,327	1,153,327

Jean Hu
Cash Severance	—	—	—	350,000	350,000
Health and Welfare Benefits (continuation)	—	13,052	—	13,052	13,052
Economic Value of Accelerated Equity(2)	584,500	584,500	—	584,500	584,500

Total Estimated Incremental Value	584,500	597,552	0	947,552	947,552

Mark D. Peterson(1)
Cash Severance	—	—	—	312,500	312,500
Health and Welfare Benefits (continuation)	—	21,351	—	21,351	21,351
Economic Value of Accelerated Equity(2)	347,916	347,916	—	347,916	347,916

Total Estimated Incremental Value	347,916	369,267	0	681,767	681,767

(1)	Only Messrs. Mercer and Peterson would be entitled to receive severance benefits upon Termination for Good Reason or Termination Without Cause.

(2)	Options are valued at $0 as of October 1, 2010 (Change of Control date) with the possibility of becoming in-the-money within the exercise period after termination.

(3)	Gross-up only given if parachute payment is 10% above the IRS safe harbor amount, defined as one dollar ($1) less than three times the executive’s average W-2 and 1099 compensation from the Company for the five calendar years prior to the year the change of control occurs.

Equity Compensation Plan Information

The following table provides information as of October 1, 2010 about shares of the Company’s common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or directors under all of the Company’s existing equity compensation plans, including the Company’s 2010 Equity Incentive Plan, 1999 Long-Term Incentives Plan, as amended, 2000 Non-Qualified Stock Plan, as amended, Directors Stock Plan, as amended, Amended and Restated 2001 Employee Stock Purchase Plan, 1999 Non-Qualified Employee Stock Purchase Plan, as amended, 2001

Performance Share Plan, and 2004 New-Hire Equity Incentive Plan, as well as the GlobespanVirata 1999 Equity Incentive Plan, 1999 Supplemental Stock Options Plan, and Amended and Restated 1999 Stock Incentive Plan assumed in the Company’s merger with GlobespanVirata, Inc. (collectively, the “Equity Compensation Plans”). The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with other mergers and acquisitions of the companies which originally granted those options. Footnote (8) to the table sets forth the total number of shares of the Company’s common stock issuable upon exercise of those assumed options as of October 1, 2010 and the weighted average exercise price of those options. No additional options may be granted under these assumed plans.

	Number of		Weighted
	Securities to be		Average	Number of
	Issued Upon		Exercise Price of	Securities Remaining
	Exercise of		Outstanding	Available for Future
	Outstanding		Options,	Issuance Under
	Options, Warrants		Warrants and	Equity
	and Rights		Rights	Compensation Plans

Equity compensation plans approved by stockholders
Stock plans	2,012,920	(1)	$29.80	7,785,853	(2)
ESPP (domestic)				407,500	(3)
Directors stock plan	147,247		$27.85	—	(4)

Total	2,160,167			8,193,353
Equity compensation plans not approved by stockholders
Stock plans	4,618,057	(5)	$16.82	—
2004 New Hire plan	243,333	(6)	$4.50	1,336,323
ESPP (international)				218,941	(7)
Performance share plan	22,500	(8)		—

Total	4,883,890	(9)		1,555,264
Grand Total	7,044,057			9,748,617

(1)	Includes 1,317,000 RSUs which do not have an exercise price. These securities were issued pursuant to the following stockholder-approved equity compensation plans which have expired or which, in connection with the adoption and stockholder approval of Conexant’s 2010 Equity Incentive Plan, effective as of February 18, 2010, the Board committed that no new equity awards would be granted under: (i) the Conexant Systems, Inc. 1999 Long-Term Incentives Plan, as amended, (ii) the GlobespanVirata, Inc. 1999 Equity Incentive Plan, as amended, (iii) the GlobespanVirata, Inc. 1999 Supplemental Stock Option Plan, as amended, (iv) the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan, as amended, and (vii) the Conexant Systems, Inc. 2001 Performance Share Plan.

(2)	Includes shares of Conexant common stock issuable for future issuance under the Conexant Systems, Inc. 2010 Equity Incentive Plan.

(3)	Includes shares of Conexant common stock subject to purchase rights accruing under the Amended and Restated 2001 Employee Stock Purchase Plan. The Amended and Restated 2001 Employee Stock Purchase Plan provides that the maximum authorized shares thereunder will be automatically increased by an additional 250,000 shares, or such lesser number as the Board may determine, on October 1 of each year commencing with October 1, 2003 and ending on October 1, 2012, for a maximum increase of 2,500,000 additional shares.

(4)	In connection with the adoption and stockholder approval of Conexant’s 2010 Equity Incentive Plan, effective as of February 18, 2010, the Board committed that no new equity awards would be granted under the Conexant Systems, Inc. Directors Stock Plan, as amended.

(5)	Includes 3,275,000 RSUs which do not have an exercise price. These securities were issued pursuant to the Conexant Systems, Inc. 2000 Non-Qualified Stock Plan, as amended which expired in November 2009 and which, in connection with the adoption and stockholder approval of Conexant’s 2010 Equity Incentive Plan, effective as of February 18, 2010, the Board committed that no new equity awards would be granted under.

(6)	Includes 158,333 RSUs which do not have an exercise price.

(7)	Includes shares of Conexant common stock subject to purchase rights accruing under the 1999 Non-Qualified Employee Stock Purchase Plan.

(8)	Under the 2001 Performance Share Plan, the performance share awards may be paid in shares of Conexant common stock, cash or both. See “— Equity Compensation Plans Not Approved by Stockholders — 2001 Performance Share Plan” below. In connection with the adoption and stockholder approval of Conexant’s 2010 Equity Incentive Plan, effective as of February 18, 2010, the Board committed that no new equity awards would be granted under the Conexant Systems, Inc. 2001 Performance Share Plan.

(9)	The table does not include information for certain equity compensation plans assumed by Conexant in connection with mergers and acquisitions of the companies which originally established those plans. As of October 1, 2010, a total of 24,384 shares of Conexant common stock were issuable upon exercise of outstanding options under those assumed plans and the weighted average exercise price of those outstanding options was $58.85 per share. No additional options may be granted under those assumed plans.

Equity Compensation Plans Not Approved by Stockholders

1999 Non-Qualified Employee Stock Purchase Plan

The Company’s 1999 Non-Qualified Employee Stock Purchase Plan (the “Non-Qualified ESPP”) was adopted by the Board of Directors on May 14, 1999 and was subsequently amended on August 13, 1999, July 18, 2002, July 22, 2004, November 2, 2005 and August 15, 2007. The Non-Qualified ESPP has not been approved by the Company’s stockholders. Employees of the Company’s subsidiaries located in certain countries outside the U.S. who are not officers or directors of the Company may be eligible to participate in the Non-Qualified ESPP. The Board of Directors reserved 590,000 shares of the Company’s common stock for issuance under the Non-Qualified ESPP, subject to adjustment under certain circumstances.

The Non-Qualified ESPP permits eligible employees to purchase shares of the Company’s common stock at the end of each offering period at 85% of the lower of the fair market value of the Company’s common stock on the first trading day of the offering period or on the last trading day of the offering period. Under the Non-Qualified ESPP, employees may authorize the Company to withhold up to 15% of their compensation for each pay period to purchase up to 600 shares per offering period, subject to certain limitations. Offering periods generally commence on the first trading day of February and August of each year and are generally six months in duration, but may be terminated earlier under certain circumstances. As of October 1, 2010, an aggregate of 218,941 shares of the Company’s common stock were available for future purchases under the Non-Qualified ESPP.

2000 Non-Qualified Stock Plan

The Company’s 2000 Non-Qualified Stock Plan (the “2000 Plan”) was adopted by the Board of Directors on November 5, 1999 and was most recently amended on February 26, 2003. The 2000 Plan has not been approved by the Company’s stockholders. The 2000 Plan authorizes grants of non-qualified stock options and restricted stock. An aggregate of 10,230,094 shares of the Company’s common stock are authorized for issuance or delivery under the 2000 Plan, provided that no more than 300,000 shares will be available for grants of restricted stock, in each case, subject to adjustment under certain circumstances.

Restricted stock may be granted only to employees, including officers and directors, of the Company. Stock options granted under the 2000 Plan will have an exercise price per share equal to the fair market value per share of the Company’s common stock at the date of grant. Generally, each option will vest in installments over a four year period, with 25% of the shares becoming exercisable each year on the anniversary of the date of grant. In connection with the Company’s Exchange Offer, replacement options granted on June 14, 2005 under the 2000 Plan vest in installments over a three-year period.

In fiscal 2005, Conexant did not make a broad-based stock option grant other than the replacement option grants made in connection with the stock option Exchange Offer described below, which was made to employees because the decline of the Company’s common stock price during 2004 strongly undercut the Board of Directors’ desire to provide Conexant employees with the opportunity to participate in its long-term growth through its stock option programs. In order to increase the retention value of the Company’s stock option programs, the Board approved an exchange offer pursuant to which all employees with stock option grants having an exercise price of $5 or above could exchange them for new stock options to be granted in the future (the “Exchange Offer”). Under the terms of the Exchange Offer, which commenced on November 12, 2004, eligible employees who chose to participate had their tendered stock options cancelled on December 13, 2004 and, on June 14, 2005 they received one new option as a replacement for each option cancelled. Those “replacement options” had an exercise price of $1.49 per share (the fair market value of Conexant common stock on the date of grant). Depending on whether the cancelled options were granted before, on or after December 31, 2002 or whether the eligible employee was a senior executive of the Company, the replacement options either (i) vest in three equal installments on the first, second and third anniversaries of the grant date or (ii) vest 50% on the first anniversary of the grant date and 25% on each of the second and third anniversaries of the grant date.

On December 13, 2004, the Company accepted and cancelled all options properly tendered in the Exchange Offer. Pursuant to the Exchange Offer, all of the executive officers exchanged all of their eligible options with exercise prices of $5 or above. Accordingly, on June 14, 2005 each executive officer received his replacement options with an exercise price of $1.49 per share, and which vest and become exercisable in three equal installments over three years.

Stock options granted under the 2000 Plan may not be exercised after eight years from the date of grant.

At the time of the Company’s merger with GlobespanVirata, Inc. (the “Merger”), Conexant stockholders approved the assumption and adoption by Conexant of GlobespanVirata’s 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and Amended and Restated 1999 Stock Incentive Plan (collectively, the “GlobespanVirata stock plans”). Additionally, stockholders approved Conexant’s use of the shares remaining available for grant under the GlobespanVirata stock plans at the time of the Merger, as well as any additional shares that may become available for grant under the GlobespanVirata stock plans as a result of cancellations, forfeitures, lapses or other terminations of outstanding awards (in each case after adjustment to reflect the merger exchange ratio), for grant of awards by Conexant after the Merger under the GlobespanVirata stock plans or under Conexant’s stock plans, including Conexant’s 1999 LTIP and the 2000 Plan. The plan remains in place as long as there are outstanding awards under the plan, however the ability for the Company to grant equity awards from this plan expired on November 4, 2009.

2001 Performance Share Plan

The Company’s 2001 Performance Share Plan (the “Performance Share Plan”) was adopted by the Board of Directors on November 2, 2001. The Performance Share Plan has not been approved by the Company’s stockholders. An aggregate of 400,000 shares of the Company’s common stock are authorized for grants of performance share awards under the Performance Share Plan, subject to adjustment under certain circumstances.

The Performance Share Plan permits eligible employees to receive grants of performance share awards which vest based on performance criteria and continued employment with the Company from the grant date through the time of vesting. The value of the performance share award will equal the fair market value of the Company’s common stock. Employees whose performance share awards vest are entitled to receive a payment in the form of shares of the Company’s common stock, cash or both. In connection with the adoption and stockholder approval of Conexant’s 2010 Equity Incentive Plan, effective as of February 18, 2010, the Board committed that no new equity awards would be granted under the Performance Share Plan.

2004 New-Hire Incentive Plan

The Company’s 2004 New-Hire Incentive Plan (the “New-Hire Plan”) was adopted by the Board of Directors on February 6, 2004. The New-Hire Plan has not been approved by the Company’s stockholders. An aggregate of 1,200,000 shares of the Company’s common stock were authorized for grants of stock or stock options under the New-Hire Plan, subject to adjustment under certain circumstances. The New-Hire Plan has an evergreen feature so that at the start of each new fiscal year of the Company the number of shares authorized for grants is adjusted to add as many shares as needed to bring the aggregate available shares up to 1,000,000.

The New-Hire Plan permits the Company to make grants of equity compensation to new employees in a merger or acquisition or to persons not previously a director of or employed by the Company, or following a bona fide period of non-employment by the Company, if the equity grant is a material inducement in the person’s entering into employment with the Company. As of October 1, 2010, an aggregate of 1,336,323 shares of the Company’s common stock were available for future grants under the New Hire Plan, which number of shares includes additional shares that may have become available for grant as a result of cancellations, forfeitures, lapses or other terminations of outstanding awards. In connection with the adoption and stockholder approval of Conexant’s 2010 Equity Incentive Plan, effective as of February 18, 2010, the New-Hire Plan evergreen feature was removed from this plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To Conexant’s knowledge, the following table sets forth information regarding ownership of Conexant’s outstanding common stock on November 30, 2010 by each director and Named Executive Officer and all directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment power with respect to the stock listed. Percentage ownership in the table below is based on 82,063,068 shares of Conexant common stock outstanding as of November 30, 2010.

Beneficial Ownership as of November 30, 2010

	Common Stock
Name	Shares(1)		Percent of Class(1)

William E. Bendush	19,000	(3)(4)		*
Steven J. Bilodeau	32,094	(3)(4)		*
Sailesh Chittipeddi	84,962	(5)		*
F. Craig Farrill	42,954	(2)(3)(4)		*
Jean Hu	125,319	(5)		*
Balakrishnan S. Iyer	100,531	(5)		*
Matthew E. Massengill	19,000	(3)(4)		*
D. Scott Mercer	375,164	(5)		*
Mark D. Peterson	106,132	(5)		*
Christian Scherp	87,062	(5)		*
Jerre Stead	47,874	(2)(3)(4)		*
All of the above persons	1,040,092		1.27%

*	Less than 1%.

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, shares of which such person has a right to acquire beneficial ownership within 60 days have been included in both the number of shares owned by that person and the number of shares outstanding, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

(2)	Includes 5,636 shares granted to Mr. Stead and 376 shares granted to Mr. Farrill as restricted stock under the Conexant Directors Stock Plan.

(3)	Includes, for each indicated non-employee director, 17,000 shares subject to RSUs that vested within 60 days of November 30, 2010 or that the director has the right to acquire immediately upon his retirement.

(4)	Includes, for each indicated non-employee director, shares that he has the right to acquire within 60 days of November 30, 2010 through the exercise of stock options, as follows: Mr. Bendush, options to purchase 2,000 shares; Mr. Bilodeau, options to purchase 15,094 shares; Mr. Farrill, options to purchase 25,239 shares; Mr. Iyer, options to purchase 81,163 shares; Mr. Massengill, options to purchase 2,000 shares; and Mr. Stead, options to purchase 25,239 shares.

(5)	Includes, for each Named Executive Officer, shares that he or she has the right to acquire within 60 days of November 30, 2010 through the exercise of stock options, as follows: Mr. Chittipeddi, options to purchase 70,000 shares; Ms. Hu, options to purchase 53,174 shares; Mr. Mercer, options to purchase 12,934 shares; Mr. Peterson, options to purchase 56,667 shares; and Mr. Scherp, options to purchase 70,000 shares.

There are no persons known to Conexant to be beneficial owners of more than 5% of any class of Conexant’s voting securities outstanding as of November 30, 2009.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Deloitte & Touche has been Conexant’s independent registered public accounting firm since 1998 and has been selected by the Audit Committee of the Board of Directors as Conexant’s independent registered public accounting firm for the fiscal year ending September 30, 2011.

Before the Audit Committee appointed Deloitte & Touche, it carefully considered the qualifications of that firm, including its performance in prior years and its reputation for integrity and for competence in the fields of accounting and auditing.

We are not required to submit the appointment of Deloitte & Touche for stockholder approval, but our Board of Directors has elected to seek ratification of such appointment. If our stockholders do not ratify this appointment, the Audit Committee will reconsider its appointment of Deloitte & Touche and will either continue to retain this firm or appoint a new independent registered public accounting firm.

The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote on this proposal will be required to approve this Proposal No. 2. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Brokers are permitted to cast a vote “FOR” the proposal unless they receive other instructions from the beneficial owners of the shares.

A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires. The representative will also be available to respond to appropriate questions from stockholders.

The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche as independent registered public accountants for Conexant for the current fiscal year. Unless a contrary choice is specified, proxies solicited by the Board will be voted “FOR” ratification of the appointment.

Principal Accounting Fees and Services

The following table summarizes fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for fiscal years 2009 and 2010.

	2010	2009

Audit Fees	$626,949	$914,874
Audit-Related Fees	214,919	427,145
Tax Fees	7,400	6,428
All Other Fees	2,200	—

Total	$851,468	$1,348,447

Audit Fees.  This category includes the audit of the Company’s annual consolidated financial statements and the audit of the Company’s internal control over financial reporting by Deloitte & Touche. This category also includes reviews of interim financial statements included in the Company’s Form 10-Q quarterly reports.

Audit-Related Fees.  This category includes professional services rendered (i) for international statutory audits, (ii) for certain agreed-upon procedures relating to the Company’s credit facility, and (iii) for certain accounting consultation services.

Tax Fees.  This category includes professional services rendered for tax consultations and tax compliance matters, including preparation of domestic and foreign tax returns.

Other Fees.  This category includes professional subscription services.

All Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees are pre-approved by the Audit Committee during meetings of the Audit Committee. Pursuant to the adopted policy of the Audit Committee, any fees requiring approval prior to an Audit Committee meeting are pre-approved by the chairman of the Audit Committee and are subsequently reviewed and approved by the Audit Committee at its next meeting. All Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees for services rendered for fiscal years 2009 and 2010 were pre-approved in this manner.

OTHER MATTERS

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Conexant’s directors and executive officers, and persons who own more than 10% of a registered class of Conexant’s equity securities, to file reports of ownership of, and transactions in, Conexant’s securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish Conexant with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, and on written representations from certain reporting persons, Conexant believes that during fiscal 2010 its directors, executive officers and 10% stockholders timely filed all forms required to be filed under Section 16(a).

2012 Stockholder Proposals or Nominations

Stockholders of the Company may submit proposals that they believe should be voted upon at the Company’s Annual Meetings of Stockholders or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company’s Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders. To be eligible for inclusion in the Company’s 2012 Proxy Statement, any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than August 19, 2011. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

In addition, under the Company’s Bylaws, a stockholder desiring to present a stockholder proposal or nomination at the Company’s 2012 Annual Meeting of Stockholders must deliver notice of such proposal or nomination in writing to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the 2011 Annual Meeting, unless the date of the 2012 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2011 Annual Meeting. For the Company’s 2012 Annual Meeting, this means that any such proposal or nomination must be submitted no earlier than September 22, 2011 and no later than October 22, 2011. If the date of the 2012 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2011 Annual Meeting, the stockholder must submit any such proposal or nomination no earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the 2012 Annual Meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder. Stockholders should contact the Secretary of the Company in writing at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095 to make any submission or to obtain additional information as to the proper form and content of submissions.

Annual Report to Stockholders and Financial Statements

The Company’s Annual Report to Stockholders on Form 10-K for the fiscal year ended October 1, 2010, is being made available via the Internet and is being mailed to certain of the Company’s stockholders together with this Proxy Statement. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010 will also be furnished to interested stockholders, without charge, upon written request and is also available on Conexant’s website (http://ir.conexant.com) under the Investor Relations section. Exhibits to the Form 10-K will be furnished upon written request and payment of a fee of fifteen cents per page covering the Company’s costs. Written requests should be directed to the Company at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, Attention: Investor Relations.

Other Matters

At the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Expenses of Solicitation

The cost of the solicitation of proxies will be borne by the Company, and we have retained Morrow & Co., LLC to solicit proxies for a fee of less than $10,000 plus a reasonable amount to cover expenses. In addition our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise. The Company will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

Delivery of Documents to Stockholders Sharing an Address

For stockholders who have received a printed copy of our proxy materials, the Company is delivering only one Notice of Internet Availability, Proxy Statement and annual report to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, the Company will deliver promptly a separate copy of this Proxy Statement or the annual report to a stockholder at a shared address to which a single copy of these documents was delivered. If you are a stockholder at a shared address to which the Company delivered a single copy of this Proxy Statement or the annual report and you desire to receive a separate copy of this Proxy Statement or the annual report, or if you desire to notify us that you wish to receive a separate copy of such materials in the future, or if you are a stockholder at a shared address to which the Company delivered multiple copies of each of these documents and you desire to receive one copy in the future, please submit your request by mail or telephone to the Company at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, Attention: Investor Relations, (949) 483-4600.

If a broker, bank or other nominee holds your Conexant shares, please contact the broker, bank or other nominee directly if you have questions, require additional copies of this Proxy Statement or the annual report, or wish to receive separate copies of such materials in the future by revoking your consent to householding.

December 10, 2010

VOTE BY INTERNET BEFORE THE MEETING DATE — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on January 14, 2011 for plan shares or January 16, 2011 for Registered shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CONEXANT SYSTEMS, INC. 400 MACARTHUR BOULEVARD VOTE BY PHONE — 1-800-690-6903 NEWPORT BEACH, CA 92660 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on January 14, 2011 for plan shares or January 16, 2011 for Registered shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY INTERNET DURING THE MEETING — https://virtualshareholdermeeting.com/CNXT11 You may attend the meeting via the Internet at https://virtualshareholdermeeting.com/CNXT11 and vote these shares during the meeting using the information that is printed in the box marked by the arrow XXXX XXXX XXXX . The meeting begins at 8:30 AM PST on January 20, 2011. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M28293-P01699 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CONEXANT SYSTEMS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following: Vote on Directors 0 0 0 1. Election of Directors Nominees: 01) Steven J. Bilodeau 02) D. Scott Mercer Vote on Proposal The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants 0 0 0 NOTE: Such other business will be transacted at the meeting as may properly come before the meeting or any postponement or adjournment thereof. Please indicate if you plan to attend this meeting, Yes No which https://virtualshareholdermeeting.com/CNXT11 will be held via the Internet at 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2010 Annual Report are available at http://ir.conexant.com/annuals.cfm. You can also view these materials at www.proxyvote.com by using the information that is printed in the box marked by the arrow XXXX XXXX XXXX . M28294-P01699 PROXY CARD CONEXANT SYSTEMS, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints D. Scott Mercer and Mark D. Peterson, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Conexant Systems, Inc. common stock which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareowners to be held on January 20, 2011 and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held on January 20, 2011, or any adjournment or postponement thereof, with all powers the undersigned would possess if present at the Meeting. This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy will be voted for each of the two director nominees and for the other proposal. Whether or not direction is made, each of the Proxies is authorized to vote in accordance with his best judgment on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. If you are a participant in the United Space Alliance Employee Stock Purchase Plan, you have the right to direct Computershare Trust Company, as trustee (the “Trustee”), regarding how to vote the shares of Conexant Systems, Inc. attributable to this account at the Annual Shareowner Meeting to be held on January 20, 2011. These voting directions will be tabulated confidentially. Only the Trustee and its affiliates or agents will have access to the individual voting directions. If no direction is made or if this proxy card is not properly executed and returned by January 20, 2011, the shares attributable to this account will be voted in the same proportion as directions received from participants in the plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO SUBMIT A PROXY FOR THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY CARD. Continued and to be signed on reverse side